SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

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ITT INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2005

Notice of Annual Meeting & Proxy Statement

ITT Industries

Engineered for life

Steven R. Loranger

Chairman, President and Chief Executive Officer

ITT Industries

4 West Red Oak Lane
White Plains, NY 10604

March       , 2005

Dear Fellow Shareholders:

Enclosed are the Notice of Annual Meeting and Proxy Statement for ITT Industries’ 2005 Annual Meeting of Shareholders. As has been the case with our previous Annual Meetings, this year’s meeting is intended to address only the business included on the agenda. Details of the business to be conducted at the Annual Meeting are given in the accompanying Notice of Annual Meeting and Proxy Statement, which provides information as required by applicable laws and regulations.

If you are the registered owner of ITT Industries’ stock, you may vote your shares by making a toll-free telephone call or using the Internet. You also may vote your shares by returning your proxy form by mail. Details of these voting options are explained in the Proxy Statement. You also can find useful instructions on the enclosed proxy form.

If you are a beneficial owner and someone else, such as your bank or broker, is the owner of record, the owner of record will communicate with you about how to vote your shares.

We urge you to complete and return the enclosed proxy as promptly as possible. Your vote is important.

Very truly yours,

/s/ Steven R. Loranger

March       , 2005

Notice of 2005 Annual Meeting

The 2005 Annual Meeting of ITT Industries, Inc. will be held on Tuesday, May 10, 2005 at 10:30 a.m. at Tappan Hill, 81 Highland Avenue, Tarrytown, New York. Directions to Tappan Hill are provided on the back cover of the Proxy Statement.

The purpose of the 2005 Annual Meeting is to elect nine Directors, ratify the Board of Directors’ appointment of Deloitte & Touche LLP as ITT Industries’ independent auditors for 2005, vote upon a proposal to amend ITT Industries’ Restated Articles of Incorporation to increase the number of authorized shares of ITT Industries’ common stock, and to transact such other business as may properly come before the meeting.

The record date for the meeting is March 18, 2005. If you were a shareholder at the close of business on the record date, you are entitled to vote.

By order of the Board of Directors,

/s/ Kathleen S. Stolar

Kathleen S. Stolar
Vice President and Secretary

Proxy Statement

Beginning March       , 2005, this proxy statement is being sent to shareholders who were shareholders of record as of March 18, 2005, as part of the Board of Directors’ solicitation of proxies for ITT Industries’ 2005 Annual Meeting and any postponements or adjournments thereof.

Information about Voting

Why the Board solicits proxies from shareholders. In order to vote your shares, you must appoint a proxy to vote on your behalf, or attend the annual meeting and vote in person. Because it would be impossible for all shareholders to attend the meeting in person, the Board of Directors recommends that you appoint the two people named on the accompanying proxy form to act as your proxies at the 2005 Annual Meeting.

If you appoint the proxies, they will vote your shares in accordance with your voting instructions. If you appoint the proxies but do not provide voting instructions, they will vote as recommended by the Board of Directors. The proposals to be voted on and the Board’s voting recommendations are described on the following pages          through          . If any other matters not described in this proxy statement are properly brought before the meeting for a vote, the proxies will use their discretion in deciding how to vote on those matters.

This proxy statement and ITT Industries’ 2004 Annual Report to Shareholders (which has been mailed to shareholders eligible to vote at the 2005 Annual Meeting) contain information that the Board of Directors believes offers an informed view of the Company and meet the regulations of the Securities and Exchange Commission for proxy solicitations.

Proxy voting procedures. You may vote in any one of the following ways:

•	By the Internet, if you have Internet access. To vote by the Internet, follow the Internet voting instructions on the proxy form that is enclosed with this proxy statement.

•	By telephone, if you call from the United States. To vote by telephone, follow the telephone voting instructions on the proxy form.

•	By mail. To vote by mail, mark your voting instructions on the proxy form, sign the form, and return it in the enclosed envelope. If you do that, the proxies who are named on the proxy form will vote your shares as you have instructed them to do. If you wish, you may simply sign and return the proxy form without specifying how you want your shares to be voted.

Discretionary voting by proxies. There are three formal items scheduled to be voted upon at the Annual Meeting: election of Directors, ratification of the appointment of the independent auditors, and amendment to the Restated Articles of Incorporation to increase the number of authorized shares of common stock. As of the date of this proxy statement, the Board of Directors has no knowledge of any business other than that described in this proxy statement that will be presented for a vote at the 2005 Annual Meeting. If you return the proxy without specifying how you want your shares voted, you are giving discretionary authority to the proxies to vote your shares in accordance with the recommendations of the Board of Directors, which are described on pages       to       . If any other matters are properly presented for consideration at the 2005 Annual Meeting, the persons named as proxies will have discretion to vote on these matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote.

Revoking your proxy. You may revoke your proxy at any time before it is voted by granting a new proxy or by voting in person at the 2005 Annual Meeting.

Shares outstanding. As of the March 18, 2005 record date for the 2005 Annual Meeting,                          shares of the Company’s common stock were outstanding. Each of those outstanding shares is entitled to one vote on each matter to be voted on at the 2005 Annual Meeting.

Quorum. In order for business to be conducted at the 2005 Annual Meeting, there must be a quorum. If the holders of a majority of ITT Industries’ outstanding shares, as of the record date, are present in person or represented by proxies at the meeting, there will be a quorum.

Votes required to elect Directors or approve a proposal. Indiana law, the law of the state in which ITT Industries is incorporated, provides that directors are elected by a plurality of the votes cast. This means that the nine nominees who receive the highest number of votes will be elected as the Directors of ITT Industries. Each of the other matters to be voted on at the 2005 Annual Meeting will be approved if the number of shares voted in favor of the matter is greater than the number of shares voted against the matter.

Abstentions and broker non-votes. Indiana law provides that abstentions and broker non-votes will be counted in order to determine whether there is a quorum; however, they will not be counted as votes for or against the election of Directors or the other matters to be voted on. Therefore abstentions and broker non-votes will have no impact on the election of Directors, ratification of the appointment of auditors or the proposal to amend the Restated Articles of Incorporation.

Voting by employee participants in ITT Industries’ savings plans. If you participate in any of ITT Industries’ savings plans for salaried or hourly employees, your plan trustee will vote the ITT Industries shares credited to your savings plan account in accordance with your voting instructions. The trustee votes the shares on your behalf because you are the beneficial owner, not the record owner, of the shares credited to your account. The trustees will vote the savings plan shares for which they do not receive voting instructions in the same proportion as the shares for which they receive voting instructions.

If you are a participant in the ITT Industries Investment and Savings Plan for Salaried Employees and also are a record owner of ITT Industries’ common stock, you will receive one proxy form that reflects your savings plan shares and the other shares you own, including any shares held in the Direct Purchase, Sale & Dividend Reinvestment Plan for ITT Industries, Inc. The number of savings plan shares and other shares that you own will be set out separately on the proxy form.

Number of ITT Industries shares held by participants in the Company’s employee savings plans. As of March 18, 2005, State Street Bank held                          shares of ITT Industries’ common stock (approximately             % of the outstanding shares) as trustee of the salaried employees savings plan, and Northern Trust Company, Inc. held                          shares (approximately             % of the outstanding shares) as trustee for the hourly employees savings plans.

Inspectors of Election and confidential voting. Representatives of IVS Associates, Inc. will act as the Inspectors of Election for the 2005 Annual Meeting. They will monitor the voting and certify whether the votes of shareholders are being kept in confidence in compliance with ITT Industries’ confidential voting policy.

Cost of the solicitation. ITT Industries has appointed Georgeson & Company Inc. to assist with the solicitation of proxies from its registered owners for a fee of $12,500 plus expenses. ITT Industries also will reimburse brokers, nominees, custodians and fiduciaries for their costs of sending the proxy materials to the beneficial owners. Directors, officers or other regular employees of ITT Industries also may solicit proxies from shareholders in person, or by telephone, facsimile transmission or other electronic means of communication.

Shareholder proposals for the 2006 Annual Meeting. Rule 14a-8 of the Securities Exchange Act of 1934, or the “Exchange Act,” establishes the eligibility requirements and the procedures that must be followed for a shareholder’s proposal to be included in a public company’s proxy materials. Under the rule, if a shareholder wishes to include a proposal in ITT Industries’ proxy materials for its next Annual Meeting, those eligibility requirements and procedures must be complied with and the proposal must be received by ITT Industries at its principal executive offices on or before                         , 2005. An ITT Industries shareholder who wishes to present a matter for action at ITT Industries’ next Annual Meeting, but chooses not to do so under Exchange Act Rule 14a-8, must deliver to ITT Industries, at its principal executive offices, on or before                         , 2005 a written notice to that effect. In either case, as well as for shareholder nominations for Directors, the shareholder must also comply with the requirements in the Company’s By-laws with respect to a shareholder properly bringing business before the Annual Meeting. (A copy of the By-laws may be obtained from the Secretary of ITT Industries.)

Nomination of Director Candidates. The Company’s By-laws permit shareholders to nominate Directors at the Annual Meeting. In order to make a Director nomination at the 2006 Annual Meeting, it is necessary that you submit a notice with the name of the candidate on or before                         , 2005. The nomination and notice must meet all other qualifications and requirements of the Company’s Governance Principles, By-laws and Regulation 14A of the Exchange Act. The nominee will be evaluated by the Nominating and Governance Committee of the Board using the same standards as it uses for all Director nominees, which are discussed in further detail below under “Information about the Board of Directors-Director Selection and Composition.”

No one may be nominated for election as a Director after he or she has reached 72 years of age. (A copy of the nomination requirements may be obtained from the Secretary of ITT Industries.)

Proposals to be voted on at the 2005 Annual Meeting

A. Election of Directors

The Board of Directors has nominated nine individuals for election as Directors at the 2005 Annual Meeting. Each of the nominees is currently serving as a Director of ITT Industries and has agreed to continue to serve if elected until his or her retirement, resignation or death. If unforeseen circumstances arise before the 2005 Annual Meeting and a nominee becomes unable to serve, the Board of Directors could reduce the size of the Board or nominate another candidate for election. If the Board nominates another candidate, the proxies could use their discretion to vote for that nominee. Each Director elected at the 2005 Annual Meeting will be elected to serve as a Director until ITT Industries’ next Annual Meeting.

Mr. Louis J. Giuliano resigned as president and chief executive officer of ITT Industries on June 28, 2004 and retired from ITT Industries’ Board of Directors on December 31, 2004. Mr. Giuliano had served as chairman, president and chief executive officer of ITT Industries since March 2001. The Board values Mr. Giuliano’s integrity, distinguished service and dedication to leadership, growth and operational excellence and appreciates his unswerving commitment to ITT Industries and expresses its gratitude for his service.

The Board of Directors recommends that you vote FOR the election of each of the following nine nominees:

Steven R. Loranger Chairman, President and Chief Executive Officer, ITT Industries, Inc.

Mr. Loranger, 53, was appointed President and Chief Executive Officer and elected a Director of ITT Industries, Inc. on June 28, 2004. He was elected Chairman of the Board of Directors on December 7, 2004. Mr. Loranger previously served as Executive Vice President and Chief Operating Officer of Textron, Inc. from 2002 to 2004 overseeing Textron’s manufacturing businesses, including aircraft and defense, automotive, industrial products and components. From 1981 to 2002, Mr. Loranger held executive positions at Honeywell International Inc. and its predecessor company, AlliedSignal, Inc., including serving as president and chief executive officer of its Engines, Systems and Services businesses. Mr. Loranger is a member of the Business Roundtable and serves on the boards of the National Air and Space Museum and the Congressional Medal of Honor Foundation. Mr. Loranger received Bachelors and Masters degrees in science from the University of Colorado.

Curtis J. Crawford President and Chief Executive Officer, XCEO, Inc., a leadership and corporate governance consulting firm

Dr. Crawford, 57, is president and chief executive officer of XCEO, Inc. From April 1, 2002 to March 31, 2003 he served as president and chief executive officer of Onix Microsystems, a private photonics technology company which designed, manufactured and sold micro-electro-mechanical systems based optical switching engines. He was chairman of the board of directors of ON Semiconductor Corporation from September 1999 until April 1, 2002. Previously, he was president and chief executive officer of ZiLOG, Inc. from 1998 to 2001 and its chairman from 1999 to 2001. From 1997 to 1998, Dr. Crawford was group president of the Microelectronics Group of Lucent Technologies and served as its president from 1995 to 1997. Prior to the formation of Lucent Technologies, he was president of AT&T Microelectronics, a business unit of AT&T, from 1993 to 1995, and its vice president and co-chief executive officer from 1991 to 1993. From 1988 to 1991, he was vice president of sales, service and support at AT&T Computer Systems. From 1973 to 1988, Dr. Crawford held various positions at International Business Machines Corporation. Dr. Crawford is a director of E.I.Du Pont de Nemours and Company, ON Semiconductor Corporation, and Agilysy, Inc. and is a member of the Board of Trustees of DePaul University. He received a B.A. degree in business administration and computer science and an M.A. degree from Governors State University, an M.B.A. from DePaul University and a Ph.D. from Capella University. Governors State University awarded him an honorary doctorate in 1996 and he received an honorary doctorate degree from DePaul University in 1999.

Dr. Crawford has been a Director of ITT Industries since 1996.

Christina A. Gold Senior Executive Vice President, First Data Corp. and President, Western Union Financial Services, Inc., a global leader in money transfer and financial services

Mrs. Gold, 57, was named Senior Executive Vice President — First Data Corp. and President, Western Union Financial Services, Inc., a global leader in money transfer and financial services on May 20, 2002. She was formerly chairman, president and chief executive officer of Excel Communications. Previously, she was president and chief executive officer of The Beaconsfield Group. From February 1997 to March 1998, Mrs. Gold was executive vice president, global direct selling of Avon Products, Inc. She was executive vice president of Avon Products and president of Avon North America from 1993 to 1997, and from 1989 to 1993 Mrs. Gold was president of Avon Canada. She is a director of New York Life Insurance Company and The Torstar Corporation. She is a member of the Advisory Council of Carleton University. Mrs. Gold is a graduate of Carleton University, Ottawa, Canada.

Mrs. Gold has been a Director of ITT Industries since 1997.

Ralph F. Hake Chairman and Chief Executive, Maytag Corporation, a home and commercial appliance company

Mr. Hake, 56, was named Chairman and Chief Executive of Maytag Corporation in June of 2001. Previously, he was executive vice president and chief financial officer for Fluor Corporation, an engineering and construction firm. From 1987 to 1999, Mr. Hake served in various executive capacities at Whirlpool Corporation, including chief financial officer and senior executive vice president for global operations. Mr. Hake was employed by Mead Corporation prior to 1987. Mr. Hake is a director of Maytag Corporation and serves on the board of the National Association of Manufacturers, where he is chairman of that association’s Taxation and Economic Policy Group. Mr. Hake is a 1971 business and economics graduate of the University of Cincinnati and holds an M.B.A. from the University of Chicago.

Mr. Hake has been a Director of ITT Industries since 2002.

John J. Hamre
President and Chief Executive Officer, Center for Strategic & International Studies (“CSIS”),
a public policy research institution dedicated to strategic, bipartisan global analysis and policy impact

Dr. Hamre, 54, was elected president and chief executive officer of CSIS in April of 2000. Prior to joining CSIS, he served as U.S. Deputy Secretary of Defense from 1997 to 2000 and Under Secretary of Defense (Comptroller) from 1993 to 1997. Prior to serving in the Department of Defense, Dr. Hamre was a professional staff member of the Senate Armed Services Committee from 1984 to 1993 with responsibilities for oversight and evaluation of procurement, research and development programs and defense budget issues. From 1978 to 1984, Dr. Hamre served as Deputy Assistant Director, National Security and International Affairs, in the Congressional Budget Office. Dr. Hamre is a director of MITRE Corporation, Choicepoint, Inc. and Integrated Nano-Technologies LPC. He received a B.A. degree, with highest distinction from Augustana College in Sioux Falls, South Dakota, was a Rockefeller Fellow at Harvard Divinity School and was awarded a Ph.D., with distinction, from the School of Advanced International Studies, Johns Hopkins University in 1978.

Dr. Hamre has been a Director of ITT Industries since 2000.

Raymond W. LeBoeuf
Chairman of the Board and Chief Executive Officer, PPG Industries, Inc., a global manufacturer of materials for manufacturing, construction, automotive, chemical processing and other industries

Mr. LeBoeuf, 58, has been chairman of PPG Industries, Inc. since November 1997 and its chief executive officer since July 1997. In December 1995 he was elected president and chief operating officer of PPG. He was an executive vice president of PPG from 1994 to 1995. Mr. LeBoeuf joined PPG Industries in 1980 as its treasurer, and has held a number of executive positions since that time. Mr. LeBoeuf was elected a director of PPG in December 1995. He is also a director of Praxair, Inc. Mr. LeBoeuf is a board member of Robert Morris University, the Business Roundtable, Extra Mile Foundation and the Pittsburgh Cultural Trust. Mr. LeBoeuf is a graduate of Northwestern University and holds an M.B.A. from the University of Illinois.

Mr. LeBoeuf has been a Director of ITT Industries since 2000.

Frank T. MacInnis Chairman and Chief Executive Officer, EMCOR Group, Inc., an international electrical and mechanical construction and facility management company

Frank T. MacInnis, 58, has been chairman of the board and chief executive officer of EMCOR Group, Inc. since April 1994. He was also president of EMCOR from April 1994 to April 1997. From April 1990 to April 1994, Mr. MacInnis served as president and chief executive officer and from August 1990 to April 1994 as chairman of the board of Comstock Group Inc., a nationwide electrical contracting company. Mr. MacInnis is also a director of The Williams Companies, Inc., The Greater New York Chapter of the March of Dimes and ComNet Communications, LLC. Mr. MacInnis received an undergraduate degree from The University of Alberta and is a graduate of The University of Alberta Law School, Alberta, Canada.

Mr. MacInnis has been a Director of ITT Industries since 2001.

Linda S. Sanford Senior Vice President, Enterprise On Demand Transformation, International Business Machines Corporation (“IBM”), an information technology company

Ms. Sanford, 52, was named Senior Vice President, Enterprise on Demand Transformation, IBM in January 2003. Previously, she was senior vice president and group executive, IBM Storage Systems Group, which develops and markets IBM’s Enterprise Storage Server and other storage-related hardware and software. She also has held positions as general manager, Global Industries, which manages relationships with IBM’s largest customers worldwide, and general manager of IBM’s S/390 Division, which develops, manufactures and markets large-enterprise systems. Ms. Sanford joined IBM in 1975 as a mathematician. Since then she has held a number of executive positions at IBM. Ms. Sanford is a member of the Women in Technology International Hall of Fame and the National Association of Engineers. She is on the board of directors of St. John’s University and Rensselaer Polytechnic Institute. She is a graduate of St. John’s University and earned an M.S. degree in operations research from Rensselaer Polytechnic Institute.

Ms. Sanford has been a Director of ITT Industries since 1998.

Markos I. Tambakeras
Chairman, President and Chief Executive Officer, Kennametal, Inc., a premier global tooling solutions, engineered components and advanced materials supplier to the automotive, aerospace, energy, mining, construction and other industries

Markos I. Tambakeras, 54, has been president and chief executive officer and a director of Kennametal, Inc. since July 1999 and Chairman since July 1, 2002. From 1997 to June 1999, Mr. Tambakeras served as president, Industrial Controls Business of Honeywell Incorporated, having previously served as president, Industrial Automation and Control, Honeywell Incorporated from 1995 to 1996. Mr. Tambakeras serves on the board of Parker Hannifin Corporation, is Chair of the Manufacturers Alliance Board of Trustees and is a member of the President’s Manufacturing Council. Mr. Tambakeras received a B.Sc. degree from the University of Witwatersrand, Johannesburg, South Africa and an M.B.A. from Loyola Marymount University, Los Angeles, CA.

Mr. Tambakeras has been a Director of ITT Industries since 2001.

B. Ratification of Appointment of the Independent Auditors

Subject to shareholders ratification, the Board of Directors has appointed Deloitte & Touche LLP as ITT Industries’ independent auditors (the “Independent Auditor”) for 2005. Deloitte & Touche LLP is registered as a registered public accounting firm by the Public Company Accounting Oversight Board (“PCAOB”).

Representatives of Deloitte & Touche LLP attended all meetings of the Audit Committee during 2004. The Audit Committee reviewed and considered the nature of the non-audit services provided by Deloitte & Touche LLP to ITT Industries in 2004. The Audit Committee discussed these services with Deloitte & Touche LLP and Company management and determined that the services were permitted under the rules and regulations concerning auditor independence promulgated by the U.S. Securities and Exchange Commission (the “SEC”) to implement the Sarbanes-Oxley Act of 2002, as well as the rules promulgated by the American Institute of Certified Public Accountants.

Representatives of the Independent Auditor will be present at the 2005 Annual Meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

Independent Auditor Fees

Aggregate fees billed to the Company for the fiscal years ended December 31, 2004 and 2003 represent fees billed by the Company’s independent auditor,

Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”).

	Fiscal Year Ended
	(in thousands)

	2004	2003

Audit Fees(1)	$7,544	$4,753
Audit-Related Fees(2)	946	758
Tax Fees(3)
Tax Compliance Services	314	1,736
Tax Planning Services	80	105

	394	1,841
All Other Fees	—	—

Total	$8,884	$7,352

(1)	Fees for audit services billed in 2004 and 2003 consisted of:

•	Audit of the Company’s annual financial statements and internal control over financial reporting (2004 only);

•	Reviews of the Company’s quarterly financial statements; and

•	Statutory and regulatory audits, consents and other services related to SEC matters.

(2)	Fees for audit-related services billed in 2004 and 2003 consisted of:

•	Due diligence associated with mergers and acquisitions;

•	Financial accounting and reporting consultations;

•	Internal control advisory services;

•	Employee benefit plan audits; and

•	Closing balance sheet audits and reviews of acquisitions and dispositions.

(3)	Fees for tax services billed in 2004 and 2003 consisted of tax compliance and tax planning and advice:

•	Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings consisting of:

i.	Federal, foreign, state and local income tax return assistance;

ii.	Other tax return assistance, including preparation of expatriate tax returns;

iii.	Transfer pricing consultations; and

iv.	Internal Revenue Code and foreign tax code technical consultations.

•	Tax planning services are services and advice rendered with respect to proposed transactions or services that alter the structure of a transaction to obtain an anticipated tax result. Such services consisted of:

i.	Tax advice related to the structural modification of employee benefit plans; and

ii.	Tax advice related to an intra-group restructuring.

	2004	2003

Ratio of Tax Planning and Advice to Total Fees	.90%	1.43%

Pre-Approval of Audit and Non-Audit Services

The Audit Committee pre-approves audit services provided by the Independent Auditor and outsourced internal auditor (“Internal Auditor”).

The Audit Committee has also adopted a policy addressing pre-approval of non-audit services provided by the Independent Auditor and non-audit services provided by the Company’s Internal Auditor. The purpose of the policy is to clearly identify circumstances where the Independent Auditor and the Internal Auditor may perform non-audit services and where such services shall require further approval by the Audit Committee. The Audit Committee has determined that, where practical, all non-audit services shall first be placed for competitive bid prior to selection of a service provider. Management may select the party deemed best suited for the particular engagement, which may or may not be the Independent Auditor and the Internal Auditor. Providers other than the Independent Auditor and Internal Auditor shall be preferred in the selection process. The policy and its implementation are reviewed and reaffirmed on a regular basis to assure conformance with applicable rules.

The Audit Committee has approved specific categories of audit-related services and tax services incidental to the normal auditing function which the Independent Auditor may provide without further Audit Committee approval. These categories are:

1.	Due diligence, closing balance sheet audit services, purchase price dispute support and other services related to mergers, acquisitions and divestitures;

2.	Employee benefit advisory services, independent audits and preparation of tax returns for the Company’s defined contribution, defined benefit and health and welfare benefit plans, preparation of the associated tax returns or other employee benefit advisory services; and

3.	Tax work incidental to the normal auditing functions.

The Audit Committee has also approved specific categories of audit-related services, including assessment and review of internal controls and effectiveness of those controls, which the Internal Auditor may provide without further approval. However, if fees for any pre-approved non-audit services provided by either of the Independent Auditor or the Internal Auditor exceed a pre-determined threshold during any calendar year, any additional proposed non-audit services provided by that service provider must be submitted for prior approval by the Audit Committee. Other audit-related and tax services are also subject to specific prior approval if the prospective fee exceeds a pre-determined threshold. The Audit Committee reviews the fees paid or committed to the Independent Auditor and the Internal Auditor on a quarterly basis.

The Company may not engage the Independent Auditor to provide the services described below:

1.	Bookkeeping or other services related to the accounting records or financial statements of the Company;

2.	Financial information systems design and implementation;

3.	Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

4.	Actuarial services;

5.	Internal auditing services;

6.	Management functions or human resources services;

7.	Broker-dealer, investment adviser or investment banking services; or

8.	Legal services and other expert services unrelated to the audit.

Employees of the Independent Auditor and the Internal Auditor who are senior manager level or above and have had any involvement with the Company in the independent audit and/or internal audit activities shall not be employed by the Company in any capacity for a period of five years after the termination of their activities on behalf of the Company.

The Board of Directors recommends you vote FOR ratification of appointment of the Company’s Independent Auditor.

C. Amendment to the Restated Articles of Incorporation

The Company’s Board of Directors has adopted, and recommends that shareholders approve at the Annual Meeting, a proposal to amend paragraph (a) of ARTICLE FOURTH of the Company’s Restated Articles of Incorporation to increase the number of authorized shares of Common Stock of the Company from 200,000,000 shares to 250,000,000 shares. The Board of Directors believes that the proposed amendment to the Restated Articles of Incorporation shown below is in the best interests of the Company and its shareholders:

“(a) The aggregate number of shares of stock that the Corporation shall have authority to issue is 300,000,000 shares, consisting of 250,000,000 shares designated “Common Stock” and 50,000,000 shares designated “Preferred Stock”. The shares of Common Stock shall have a par value of $1 per share, and the shares of Preferred Stock shall not have any par or stated value, except that, solely for the purpose of any statute or regulation imposing any fee or tax based upon the capitalization of the Corporation, the shares of Preferred Stock shall be deemed to have a par value of $.01 per share.”

As of February 28, 2005, approximately 92,281,113 shares of Common Stock were issued and outstanding and approximately 12,099,362 unissued shares were reserved for issuance under the Company’s equity compensation plans, leaving approximately 95,619,525 shares of Common Stock unissued and unreserved. As of February 28, 2005, none of the Company’s 50,000,000 shares of authorized Preferred Stock have been issued.

Shares of Common Stock will be available in the event the Board of Directors determines that it is necessary or appropriate to permit future stock splits in the form of stock dividends, to raise additional capital through the sale of equity securities, to acquire another company or its assets, to establish strategic relationships with corporate partners or to provide equity incentives to employees and officers or for other corporate purposes.

If the proposed amendment is approved by the shareholders, the Board of Directors may issue such additional shares without soliciting further shareholder approval, except as may be required by applicable law. The additional shares, when issued, will have the same voting and other rights as the Company’s presently authorized Common Stock. Shareholders of the Company shall not have any preemptive rights to subscribe for additional issues of stock except as may be agreed from time to time by the Company and any such shareholder.

The increase in the authorized number of shares of Common Stock and the subsequent issuance of such shares could have the effect of delaying or making more difficult a change of control of the Company. While it may be deemed to have potential anti-takeover effects, the proposed amendment to increase the authorized Common Stock is not prompted by any specific effort or takeover threat currently perceived by management.

This proposal will be approved if more shares are voted in favor of the proposal than against it.

The Company does not have any current intentions, plans, arrangements, commitments or understandings to issue any shares of its capital stock except in connection with its existing equity compensation and purchase plans. If approved, this proposal will become effective upon the filing of Articles of Amendment to the Restated Articles of Incorporation with the Secretary of State of the State of Indiana substantially in the form attached as Annex A which the Company intends to do promptly after the 2005 Annual Meeting.

The Board of Directors recommends you vote FOR the amendment to the Restated Articles of Incorporation to increase the number of authorized shares of Common Stock from 200,000,000 to 250,000,000.

Information about the Board of Directors

Responsibilities of the Board of Directors. The Board of Directors sets policy for ITT Industries and advises and counsels the chief executive officer and the executive officers who manage the Company’s business and affairs. The Board of Directors is responsible for assuring that:

•	there is continuity in the leadership of the Company;

•	management develops sound business strategies;

•	adequate capital and managerial resources are available to implement the business strategies;

•	the Company’s systems of financial reporting and internal controls are adequate and properly implemented;

•	the Company’s businesses are conducted in conformity with applicable laws and regulations;

•	the Company’s long-term strategies, significant investments in new businesses, joint ventures and partnerships and significant business acquisitions, including assessment of balance sheet impacts and other financial matters are reviewed and approved; and

•	the Company’s operating plans and capital, research and development and engineering budgets are reviewed and approved.

The Board of Directors has adopted principles for governance of the Board and charters for each of its standing committees. The Corporate Governance Principles provide, among other things, that a Coordinating Director shall be selected from the Committee chairs, on a rotating basis, to preside at meetings of the Board of Directors at which the Chairman is not present, including regularly scheduled private sessions of the non-employee Directors. Each Coordinating Director serves until the next regular or special meeting of the Board of Directors, whichever occurs first.

The Corporate Governance Principles further provide that Directors must be able to devote the requisite time for preparation and attendance at regularly scheduled Board and Board Committee meetings, as well as be able to participate in other matters necessary for good corporate governance. To help assure that Directors are able to fulfill their commitments to the Company, the Corporate Governance Principles provide that Directors who are chief executive officers of publicly-traded companies may serve on not more than two public company boards (including the ITT Industries’ Board) in addition to service on their own board and other Directors may not serve on more than four public company boards (including the ITT Industries’ Board).

The Board’s Corporate Governance Principles and its Committee Charters are attached as appendices to this Proxy Statement. The Corporate Governance Principles and Committee Charters are reviewed by the Board at least annually and posted on the Company’s website at www.itt.com.

The Company has also adopted the ITT Industries, Inc. Code of Corporate Conduct which applies to the Company’s chief executive officer, chief financial officer and principal accounting officer. The Code of Corporate Conduct is also posted on the Company’s website at www.itt.com. The Company discloses any changes or waivers from its code of ethics on its website for the Company’s chief executive officer, chief financial officer, principal accounting officer and controller and other executive officers.

Communication with the Board of Directors. Interested parties may contact the Coordinating Director, all outside Directors as a group or an individual Director by submitting a letter to the desired recipient in a sealed envelope labeled “Coordinating Director”, “Outside Directors” or with the name of a specific director. This letter should be placed in a larger envelope and mailed to the Corporate Secretary, ITT Industries, Inc. 4 West Red Oak Lane, White Plains, NY 10604, USA. The Corporate Secretary will forward the sealed envelope to the designated recipient.

Independent Directors. The Company’s By-laws require that a majority of the Directors shall be independent directors. The Corporate Governance Principles define independence and the Charters of the Audit, Compensation and Personnel, and Nominating and Governance Committee require all members to be independent directors.

Under the Corporate Governance Principles and By-laws, an independent director is someone who is free of any relationship that would interfere with the exercise of independent judgment, and within the past 5 years:

•	has not been employed by the Company in an executive capacity;

•	has not been an advisor or consultant to the Company, and has not been affiliated with a company or a firm that is;

•	has not been affiliated with a significant customer or supplier of the Company;

•	has not had a personal services contract with the Company;

•	has not been affiliated with a tax-exempt entity that receives significant contributions from the Company;

•	has not been related to any of the persons described above; and

•	has not been part of an interlocking directorate in which an executive officer of the Company is a member of the compensation committee of the company that employs the Director.

With respect to Directors standing for election at the Company’s 2005 Annual Meeting, the Board of Directors has affirmatively determined, after considering all relevant facts and circumstances including, with respect to Dr. Hamre, the charitable contribution to CSIS discussed under “Certain Transactions”, that no non-employee Director has a material relationship with the Company and that all non-employee Directors meet the independence standards of the Corporate Governance Principles and By-laws as well as the independence definition in the final New York Stock Exchange corporate governance rules for listed companies. The following are the independent directors standing for election: Messrs. Crawford, Hake, Hamre, Maclnnis, LeBoeuf and Tambakeras, Mrs. Gold and Ms. Sanford.

Director Selection and Composition. Directors of the Company must be persons of integrity, with significant accomplishments and recognized business stature.

To be considered by the Nominating and Governance Committee as a Director candidate, a nominee must meet the requirements of the Company’s By-laws and Corporate Governance Principles. A nominee should also have experience as a board member, chief executive officer or senior officer of a publicly traded or large privately held company, or have achieved recognized prominence in a relevant field as, for example, a distinguished faculty member of a highly regarded educational institution or senior governmental official. In addition to these minimum qualifications, the Nominating and Governance Committee evaluates each nominee’s skills to determine if those skills are complementary to the skills demonstrated by current Board members. The Nominating and Governance Committee also evaluates the Board’s needs for operational, technical, management, financial, international or other expertise.

Prior to recommending nominees for election as Directors, the Company’s Nominating and Governance Committee engages in a deliberative, evaluative process to assure each nominee possesses the skills and attributes that individually, and collectively will contribute to an effective Board of Directors. Biographical information for each candidate for election as a Director is evaluated and candidates for election participate in interviews with existing Board members and management, and are subject to thorough background checks. Director nominees must be willing to commit the requisite time for preparation and attendance at regularly scheduled Board and Committee meetings and participation in other matters necessary for good corporate governance.

The Nominating and Governance Committee identifies Director candidates through a variety of sources including personal references and business contacts. On occasion the Nominating and Governance Committee utilizes a search firm to identify and screen Director candidates and pays a fee to that firm for each such candidate elected to the Board of the Company.

Committees of the Board of Directors. The four standing Committees of the Board described below perform essential corporate governance functions. The post of Committee Chair rotates every four years and members of each Committee are rotated periodically to assure that fresh points of view are reflected.

Audit Committee

2004 Audit Committee Members:

Christina A. Gold, Chair Ralph F. Hake Raymond W. LeBoeuf Frank T. MacInnis Markos I. Tambakeras

Meetings in 2004:	12

Responsibilities:	• Subject to any action that may be taken by the full Board, the Audit Committee has the ultimate authority and responsibility to determine the independent auditors’ qualifications and independence, and to appoint (or nominate for shareholder ratification), evaluate, and where appropriate, consider rotation or replacement of the independent auditors.

• Review and discuss with management and the independent auditors, and approve the audited financial statements of the Company and make a recommendation regarding inclusion of those financial statements in any public filing including the Company’s Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K), including discussion of the Company’s disclosures under Management’s Discussion and Analysis of Financial Conditions and Results of Operations.

• Review and consider with the independent auditors the matters required to be discussed by PCAOB Statement of Auditing Standards (“SAS”) No. 61 and all other applicable regulatory agencies.

• Review with management and the independent auditors the effect of regulatory and accounting initiatives on the Company’s financial statements.

• As a whole, or through the Committee chair, review and discuss with the independent auditors the Company’s interim financial results to be included in the Company’s quarterly reports to be filed with the SEC, including discussion of the Company’s disclosures under Management’s Discussion and Analysis of Financial Conditions and Results of Operations prior to release of the Company’s earnings report or the filing of its Form 10-Q with the SEC.

• Review and discuss with management the types of information to be disclosed and the types of presentations to be made with respect to the Company’s earnings, press releases and rating agency presentations.

• Monitor and discuss with management and the independent auditors the quality and adequacy of the Company’s internal controls and their effectiveness, and meet regularly and privately with the Director of Internal Audit.

• Annually request from the independent auditors a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard No. 1. With respect to such relationships, the Audit Committee shall:

• Discuss with the independent auditors any disclosed relationships and the impact of the relationship on the independent auditors’ independence; and

• Assess and recommend appropriate action in response to the independent auditors’ report to satisfy itself of the auditors’ independence.

• Adopt and monitor implementation and compliance with the Company’s Non-Audit Services Policy which addresses approval requirements and the limited circumstances in which the independent auditors or outsourced internal auditor may be retained for non-audit services.

• Confirm and approve the scope of audits to be performed by the independent and internal auditors, monitor progress and review results. Review fees and expenses charged by the independent auditors and any party retained to provide internal audit services.

• On an annual basis, discuss with the independent auditors their internal quality control procedures, material issues raised in quality control or peer review and any inquiries by governmental or professional authorities regarding the firms’ independent audits of other clients.

• Review significant findings or unsatisfactory internal audit reports or audit problems or difficulties encountered by the independent auditors, and monitor management’s response to such findings.

• Provide oversight review and discuss with management, internal auditors and independent auditors, the adequacy and effectiveness of the Company’s overall risk assessment and risk management process.

• Review its Charter at least annually and make recommendations to the Board of Directors for approval and adoption of the Charter.

• Review pension plan investment performance.

• Review expense accounts of senior executives.

• Update the Board of Directors on a regular basis with respect to matters coming to its attention which may have a significant impact on the Company’s financial condition or affairs and the Company’s compliance with legal or regulatory requirements and the performance and independence of the independent auditors and the internal audit function.

• Review major issues regarding accounting principles and financial statement presentations, significant changes to the Company’s selection or application of accounting principles and major issues relating to the Company’s internal controls including any specifically required steps to correct identified major internal control issues. The Audit Committee also reviews management or independent auditors’ analyses regarding significant financial reporting issues and judgments made in preparing financial state-

ments including analyses of alternative GAAP methods as well as the effect of regulatory and accounting initiatives and off-balance sheet structures on the Company’s financial statements.

• Review all material related party transactions prior to initiation of the transaction and make recommendations to the Board of Directors for approval or disapproval.

• In conjunction with the Board of Directors, evaluate the qualifications of its members and its own performance on an annual basis.

• Meet separately and privately, on a regular basis, with the independent auditors and internal auditors, and with members of management as needed.

• Establish policies regarding the employment and retention of current or former employees of the Company’s independent auditors or outsourced internal auditor.

• With respect to complaints concerning accounting, internal accounting controls or auditing matters:

• Review and approve procedures for receipt, retention and treatment of complaints received by the Company; and

• Establish procedures for the confidential, anonymous submission of complaints to the Audit Committee.

• Establish levels for payment by the Company of fees to the independent auditors and any advisors retained by the Audit Committee.

• Receive regular reports from the chief executive officer, chief financial officer and the Company’s disclosure control committee representative on the status of the Company’s disclosure controls and related certifications, including disclosure of any significant deficiencies in the design or operation of internal controls and any fraud that involves management or other employees with a significant role in internal controls.

• Prepare the Report of the Audit Committee for the Company’s proxy statement.

The Board of Directors has determined that each member of the Audit Committee meets the independence standards set out in the Board’s Corporate Governance Principles and its Audit Committee Charter and the requirements of the New York Stock Exchange currently in effect and Rule 10A-3 of the Exchange Act. The Board of Directors has evaluated the performance of the Audit Committee consistent with the PCAOB recommendations.

A copy of the Audit Committee Charter is attached as Appendix II and is also available on the Company’s website (www.itt.com/profile/govandcharters.asp).

Compensation and Personnel Committee

2004 Compensation and Personnel Committee Members:

Markos I. Tambakeras, Chair since May 2004 Curtis J. Crawford, Chair through March 2004 Frank T. MacInnis Linda S. Sanford

Meetings in 2004:	7

Responsibilities:	• Approve and oversee administration of the Company’s employee compensation program including incentive plans and equity based compensation plans.

• Evaluate senior management and chief executive officer performance, set annual performance objectives for the chief executive officer and approve individual compensation actions for the chief executive officer and all corporate officers.

• Oversee the establishment and administration of the Company’s benefit programs.

• Select, retain and determine the terms of engagement for independent compensation and benefits consultants and other outside counsel, as needed, to provide independent advice to the Committee with respect to the Company’s current and proposed executive compensation and employee benefit programs. In 2004 and prior years, the Committee obtained such advice.

• Oversee and approve the continuity planning process and review with the full Board of Directors, which provides final approval.

• Regularly report to the Board of Directors on compensation, benefits, continuity and related matters.

• Prepare the Report of the Compensation and Personnel Committee for the Company’s proxy statement.

• Annually review its performance.

• Annually review and make recommendations to the Board of Directors for approval and adoption of the Compensation and Personnel Committee Charter.

The Board of Directors has determined that each member of the Compensation and Personnel Committee meets the independence standards set out in the Board’s Corporate Governance Principles and its Compensation and Personnel Committee Charter and the requirements of the New York Stock Exchange currently in effect.

A copy of the Compensation and Personnel Committee Charter is attached as Appendix III and is also available on the Company’s website (www.itt.com/profile/govandcharters.asp).

Corporate Responsibility Committee

2004 Corporate Responsibility Committee Members:

Linda S. Sanford, Chair Curtis J. Crawford John J. Hamre

Meetings in 2004:	4

Responsibilities:	• Review and make recommendations concerning the Company’s roles and responsibilities as a good corporate citizen.

• Review and consider major claims and litigation involving the Company and its subsidiaries.

• Examine the Company’s programs and policies for effecting compliance with laws and regulations, including international and environmental laws and regulations.

• Regularly assess the adequacy and effectiveness of the Company’s Code of Corporate Conduct and review any violations of the Code.

• Annually review its performance.

A copy of the Corporate Responsibility Committee Charter is attached as Appendix IV and is also available on the Company’s website (www.itt.com/profile/govandcharters.asp).

Nominating and Governance Committee

2004 Nominating and Governance Committee Members:

Raymond W. LeBoeuf, Chair Christina A. Gold Ralph F. Hake John J. Hamre

Meetings in 2004:	3

Responsibilities:	• Develop, annually review, update and recommend to the Board of Directors corporate governance principles for the Company.

• In the event it is necessary to select a new chief executive officer, lead the process for candidate evaluation, consideration and screening. The full Board of Directors has the final responsibility to select the Company’s chief executive officer.

• Evaluate and make recommendations to the Board of Directors concerning the composition, governance and structure of the Board.

• Make recommendations to the Board of Directors concerning the qualifications, compensation and retirement age of Directors.

• Administer the Board of Directors’ annual evaluation process.

• Determine desired Board and Director skills and attributes and conduct searches for prospective board members whose skills and attributes reflect those desired for the Board of Directors.

• Identify, evaluate and propose nominees for election to the Board of Directors.

• Make recommendations to the Board of Directors concerning the appointment of Directors to Board Committees and the selection of Board Committee Chairs.

• Evaluate and make recommendations regarding senior management requests for approval to accept membership on outside boards.

• Annually review its performance.

The Board of Directors has determined that each member of the Nominating and Governance Committee meets the independence standards set out in the Board’s Nominating and Governance Committee Charter and Corporate

Governance Principles and the requirements of the New York Stock Exchange currently in effect.

A copy of the Nominating and Governance Committee Charter is attached as Appendix V and is also available on the Company’s website (www.itt.com/profile/govandcharters.asp).

During 2004, there were 6 regularly scheduled Board meetings, 6 special board meetings and 26 meetings of standing Committees. All Directors attended at least 75% of the aggregate of all meetings of the Board and standing Committees on which they served. In connection with the ITT Industries’ search for a new president and chief executive officer, ITT Industries constituted a search committee which met frequently during the first 6 months of 2004. The search committee evaluated, interviewed and recommended candidates for the position of president and chief executive officer for final consideration, evaluation and selection by the full Board. The search committee was disbanded following the appointment of Mr. Loranger as president and chief executive officer.

It is Company practice that all Directors attend the Company’s Annual Meeting. All Directors attended the Company’s 2004 Annual Meeting. For 2005, the Board has scheduled five regular meetings. In conjunction with the regular meetings, those Directors who are not employees of ITT Industries are scheduled to meet privately (without management) following each Board meeting during the year. The Coordinating Director presides over these private meetings.

Compensation of Non-Employee Directors. Shareholders of the Company adopted the ITT Industries, Inc. 2003 Equity Incentive Plan, the “2003 Plan,” pursuant to which restricted shares and options are paid to Non-Employee Directors. Non-Employee Directors receive an annual retainer paid in two parts: $50,000 payable in restricted stock and $25,000 payable, in lieu of meeting fees, at the election of each Director, in cash, deferred cash or restricted stock. In 2004, Non-Employee Directors also received stock options valued at $25,000. The actual number of stock options was calculated by dividing $25,000 by the Black-Scholes value of an ITT Industries’ stock option, consistent with the method used for the employee stock option program, rounded to the nearest 10 shares. All Non-Employee Directors receive equal compensation notwithstanding service as chairperson of any Board committee. Mr. Giuliano received $31,250 in cash as a prorated fee for his Non-Employee Director service from August 1, 2004 through December 31, 2004, which the Company paid in January 2005.

The restricted stock is held in escrow by the Company until the restrictions lapse. The number of restricted shares granted is determined by dividing $50,000 by the average of the high and low sales prices per share of ITT Industries’ common stock on the date of the annual meeting or as soon thereafter as legally permissible. On May 11, 2004, each Director received a grant of 652 shares of restricted stock.

Dr. Crawford, Dr. Hamre, and Mr. MacInnis elected to receive an additional 326 shares of restricted stock as the second component of their retainer. Ms. Sanford and Mr. Tambakeras elected to receive cash and Mr. Hake, Mr. LeBoeuf and Mrs. Gold elected deferred cash.

Non-Employee Director stock option grants are priced and awarded on the same day that employee stock options are priced and awarded. On February 2, 2004, each Non-Employee Director received a stock option grant of 1,240 shares priced at $74.92 per share, the closing price of shares on that date. On March 8, 2005 each Non-Employee Director received a stock option grant of 1,070 shares priced at $90.94 per share, the closing price of shares on that date.

The Board of Directors’ share ownership guidelines currently provide for share ownership levels at five times the annual retainer amount. Directors are encouraged to elect restricted stock for the second component of the retainer until such time as his or her total share ownership meets or exceeds the ownership guidelines.

Directors receive dividends on the restricted shares and may vote the shares during the restriction period. Directors can irrevocably elect on an annual basis to defer receipt of the deferred cash portion of the retainer to a future date, up to the time the Director’s service on the Board ends. Such amounts are treated as though invested in an interest bearing account or in a fund that tracks the performance of ITT Industries’ common stock.

Mr. Loranger, as an employee Director, does not receive compensation for his Board service.

Restricted shares awarded under the ITT Industries’ 1996 Restricted Stock Plan for Non-Employee Directors, which preceded the 2003 Plan, provided that each Director’s restricted shares are held in escrow and may not be transferred in any manner until one of the following events occurs:

•	the fifth anniversary of the grant of the shares unless extended as provided for above;

•	the Director retires at age 72;

•	there is a change of control of the Company;

•	the Director becomes disabled or dies;

•	the Director’s service is terminated in certain specified, limited circumstances; or

•	any other circumstance in which the Compensation and Personnel Committee believes, in its sole discretion, that the purposes for which the grants of restricted stock were made have been fulfilled and, as such, is consistent with the intention of the Plan.

The ITT Industries’ 1996 Restricted Stock Plan for Non-Employee Directors also provided that if a Director ceased serving on the Board under any other circumstances, shares with respect to which the Plan restrictions have not been lifted would be forfeited. Under the 2003 Plan, the Compensation and Personnel Committee determines transfer restrictions and the period of restriction for restricted stock granted pursuant to that Plan. Directors may choose to extend the restriction period for up to two successive five year periods, or until six months and one day following the Director’s termination of service from the Board under certain permitted circumstances.

ITT Industries, Inc. reimburses Directors for expenses they incur to travel to and from Board, Committee and shareholder meetings and for other Company-business related expenses (including the travel expenses of spouses if they are specifically invited to attend an event for appropriate business purposes). Such travel may include use of the Company aircraft if available and approved in advance by the Chairman of the Board or Chief Executive Officer. Airfare is reimbursed at no greater than first-class travel rates.

Mr. Louis J. Giuliano, formerly Chairman, President and Chief Executive Officer of the Company, was President and Chief Executive Officer until June 28, 2004 and retired as an employee of the Company effective August 1, 2004. Mr. Giuliano was Chairman of the Company’s Board until December 7, 2004 and a Director until December 31, 2004. From August 1, 2004 through December 31, 2004 the Company provided an office and access to the secretarial pool to Mr. Giuliano. The Company also reimbursed Mr. Giuliano $3,835 for Non-Employee director related expenses.

Indemnification and Insurance. As permitted by its By-laws, ITT Industries indemnifies its Directors to the full extent permitted by law and maintains insurance to protect the Directors from liabilities, including certain instances where it could not otherwise indemnify them. All Directors are covered under a non-contributory group accidental death and dismemberment policy that provides each of them with $750,000 of coverage. They may elect to purchase additional coverage under that policy. Non-Employee Directors also may elect to participate in an optional non-contributory group life insurance plan that provides $100,000 of coverage.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and the Report should not be deemed filed or incorporated by reference into any other previous or future filings by the Company under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

• Role of the Audit Committee.

The Audit Committee of the Board of Directors provides oversight on matters relating to the Company’s financial reporting process and assures that the Company develops and maintains adequate financial controls and procedures, and monitors compliance with these processes. This includes responsibility for, among other things, 1) determination of qualifications and independence of the independent auditors; 2) the appointment, compensation and oversight of the independent auditors in preparing or issuing audit reports and related work; 3) review of financial reports and other financial information provided by the Company, its systems of internal accounting and financial controls, and the annual independent audit of the Company’s financial statements; 4) oversight and review of procedures developed for consideration of accounting, internal accounting controls and auditing related complaints; 5) review of risk assessment and risk management processes; and 6) adoption of and monitoring the implementation and compliance with the Company’s non-audit services policy. The Audit Committee also has oversight responsibility for confirming the scope and monitoring the progress and results of internal audits conducted by the Company’s outsourced internal auditor. The Audit Committee discussed with the Company’s outsourced internal auditors and independent auditors the plans for their respective audits. The Audit Committee met with the outsourced internal auditors and independent auditors, with and without management present, and discussed results of their examinations, their evaluation of the Company’s internal controls, and the Company’s financial reporting.

The Company’s management has primary responsibility for the financial statements, including the Company’s system of disclosure and internal controls. The Audit Committee may investigate any matter brought to its attention. In that regard, the Audit Committee has full access to all books, records, facilities and personnel of the Company and the Audit Committee may retain outside counsel, auditors or other independent experts to assist the Committee in performing its responsibilities. Any individual may also bring matters to the Audit Committee confidentially or on an anonymous basis, by submitting the matter in a sealed envelope addressed to the “Audit Committee” to the Corporate Secretary who then forwards the sealed envelope to the Audit Committee.

• Sarbanes-Oxley Act of 2002 (“SOX”) Compliance.

The Audit Committee has responsibility for monitoring all elements of the Company’s compliance with Sections 302 and 404 of SOX relating to internal control over financial reporting.

• Audit Committee Charter.

The Board of Directors has adopted a written charter for the Audit Committee, which the Board and the Audit Committee review, and at least annually update and reaffirm. The Charter sets out the purpose, membership and organization, and key responsibilities of the Audit Committee.

• Composition of the Audit Committee.

The Audit Committee is comprised of five members of the Company’s Board. The Board of Directors has determined that each Audit Committee member meets the independence standards set out in the Audit Committee Charter and Corporate Governance Principles and the requirements of the New York Stock Exchange currently in effect, including the audit committee independence requirements of Rule 10A-3 of the Exchange Act. No member of the Audit Committee has any relationship with the Company that may interfere with the exercise of independence from management and the Company. All members of the Audit Committee, in the business judgment of the full Board of Directors, are financially literate and several have accounting or related financial management expertise. The Board of Directors has identified Ralph F. Hake and Raymond W. LeBoeuf as audit committee financial experts.

• Regular Review of Financial Statements.

During 2004, the Audit Committee reviewed and discussed the Company’s 2004 audited financial statements with management. The Audit Committee, management and the Company’s independent auditors reviewed and discussed the Company’s unaudited financial statements before the release of each quarter’s earnings report and filing on Form 10-Q, and the Company’s audited financial statements before the annual earnings release and filing on Form 10-K.

• Communications with Independent Auditors.

The Audit Committee has discussed with Deloitte & Touche LLP, the independent auditors, the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees (“SAS 61”), as modified or supplemented by the Auditing Standards Boards of the American Institute of Certified Public Accountants. These discussions included all matters required by SAS 61, including independent auditors’ responsibilities under generally accepted auditing standards in the United States, significant accounting policies and management judgments, the quality of the Company’s accounting principles and accounting estimates. The Audit Committee met privately with the independent auditors 6 times during 2004.

• Independence of Independent Auditors.

The Company’s independent auditors are directly accountable to the Audit Committee and the Board of Directors. The Audit Committee has received from the independent auditors required written disclosures, including a formal written statement, setting out all the relationships between the Company and its independent auditors, as required by Independence Standards Board Standard

No. 1, Independence Discussions with Audit Committees, as amended by the Independence Standards Board. The Audit Committee has discussed the independent auditors’ independence, any disclosed relationships and the impact of those relationships on the independent auditors’ independence.

• Recommendation Regarding Annual Report on Form 10-K.

In performing its oversight function during 2004 with regard to financial statements for 2004, the Audit Committee relied on financial statements and information prepared by the Company’s management. It also relied on information provided by the internal audit staff as well as the independent auditors. The Audit Committee reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2004. Based on these discussions, and the information received and reviewed, the Audit Committee recommended to the Company’s Board of Directors that the financial statements be included in the Annual Report on Form 10-K for that year (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K).

This report is furnished by the members of the 2004 Audit Committee.

2004 Audit Committee:
Christina A. Gold, Chair
Ralph F. Hake
Raymond W. LeBoeuf
Frank T. MacInnis
Markos I. Tambakeras

Executive Compensation

Compensation Committee Interlocks and Insider Participation

The Compensation and Personnel Committee (the “Committee”) of the Board of Directors of ITT Industries during the last fiscal year consisted of Mr. Tambakeras, Dr. Crawford and Mr. MacInnis and Ms. Sanford, none of whom is or formerly was an officer or employee of ITT Industries or any of its subsidiaries.

Report of the Compensation and Personnel Committee

As indicated in the Committee’s Charter, attached as Appendix III, the purpose of the Compensation and Personnel Committee is to provide oversight review of compensation and benefits afforded to the employees of the Company. The Committee evaluates and makes regular reports to the Board of Directors on matters concerning management performance, employee compensation and human resources policies, programs and plans, including management development and continuity plans, and approves employee compensation programs and benefit programs. The Committee may select, retain and determine the terms of engagement for independent compensation and benefits consultants and other outside counsel, as needed, to provide independent advice to the Committee with respect to the Company’s current and proposed executive compensation and employee benefit programs. During 2004, the Committee retained an independent compensation consultant.

This report discusses the application of the Company’s compensation policies to ITT Industries’ executive officers in general, and the rationale for the decisions affecting the compensation as reported for 2004 of Steven R. Loranger, Louis J. Giuliano and each of the four other named executive officers in the Summary Compensation Table.

ITT Industries is a global, multi-industry engineering and manufacturing company with leading positions in the markets that it serves. ITT Industries has approximately 44,000 employees located in 59 countries with 2004 sales of approximately $6.76 billion and assets of approximately $7.28 billion. In establishing compensation policies and programs for 2004, the Committee considered compensation provided to executives of corporations similar to ITT Industries. These corporations consisted of leading manufacturing companies in the S&P® Industrials Composite, as it comprises a larger number of companies than the S&P® Industrials Index shown in the peer group, and as such is judged to be more representative of the broad labor market in which the company competes for executives.

ITT Industries’ executive compensation program historically has been designed to attract, engage, reward, and retain capable and motivated executives and to provide incentives that vary depending upon the attainment of short-term performance objectives and strategic long-term performance goals. The major objective of the long-term incentive program has been to provide ITT Industries’

executives with incentives directly linked to shareholder value. In reviewing ITT Industries’ compensation programs, the Committee has agreed with management’s desire to provide a clear link between compensation and performance. The Company believes that the measures of performance in its compensation programs must be aligned with the measures that are key to the success of its businesses. The strong link between compensation and performance is intended to provide incentives for achieving financial and business objectives, increasing the value of the Company’s stock and increasing value to our shareholders.

The Compensation Program. The executive compensation program of ITT Industries is based on current competitive compensation practices as well as on performance measures and policies that focus on the continued growth of shareholder value. The compensation for ITT Industries’ executives consists of base salary, annual incentives, stock-based programs, long-term incentives, and employee benefits. While the elements of compensation are described separately below, the Committee considers the total compensation package when determining each component of the named executive officer’s compensation. The Company’s philosophy is to target compensation at the median of the peer group, subject to individual variation based on an executive’s experience and performance, and with the ability for actual compensation to be significantly higher or lower than the target level if performance is significantly above or below expectations. The Summary Compensation Table reflects payments and awards made to Steven R. Loranger, Louis J. Giuliano and each of the four other named executive officers during the three years ended 2004.

• Base Salary.

Salaries are set and administered to reflect the value of the job in the marketplace and individual contribution and performance. Based on a recent ITT Industries’ compensation survey, ITT Industries’ senior executive salaries are at competitive levels. Salaries provide a necessary element of stability in the total pay program. Salary increases are based primarily on merit, and during 2004 the normal interval between salary reviews for all executives was twelve months.

The Committee reviewed the performance of the named executive officers of ITT Industries during 2004. The Committee will continue to review and assess the performance of the chief executive officer and all senior executives and will authorize salary actions as it believes are appropriate, commensurate with relevant competitive data and the approved ITT Industries’ salary administration program. As of March 1, 2005, the annual salaries of the named executive officers of ITT Industries were as follows: Mr. Loranger, $900,000; Mr. Driesse, $425,000; Mr. Williams, $480,000; Mr. Ayers, $460,000; and Mr. Maffeo, $422,000. Mr. Giuliano retired on August 1, 2004. In connection with setting Mr. Loranger’s base salary, the Committee considered contractual provisions and external market data.

• Annual Incentive Plan.

For 2004, the named executive officers participated in the ITT Industries 1997 Annual Incentive Plan for Executive Officers (the “AIP”) approved by ITT Industries’ shareholders in 1997. Bonus amounts paid under the plan were based on the financial performance of ITT Industries during 2004 as compared with the annual performance goals established and approved by the Committee at the beginning of the 2004 performance year. The amounts paid with respect to performance year 2004 reflect ITT Industries’ strong overall operational and financial performance during the year. The bonus awards for 2004 shown in the Summary Compensation Table following this report include payments in accordance with the AIP and additional payments made outside of the plan to Mr. Maffeo in the amount of $4,966 and to Mr. Giuliano in the amount of $19,608 to reflect individual performance. A bonus payment in the amount of $1,000,000 was made to Mr. Loranger in consideration of his employment agreement and individual performance factors. For performance year 2004 the approved annual performance goals were based 60% on Economic Valued Added (EVA), 20% on Revenues, and 20% on Quarterly Cash Targets. Additionally, the Committee established individual award targets which varied by position as a percentage of base salary, with the award targets for the chief executive officer and the other named executive officers ranging from 55% to 100% of base salary. Actual payment under the plan is discretionary and can range from 0–200% of the target based on company and individual performance.

For performance year 2005, the Committee established performance goals based on 60% on Return on Invested Capital (ROIC), 20% on Revenues and 20% on Quarterly Cash Targets and that the award targets for the chief executive officer and the other named executive officers for 2005 will range from a minimum of 60% to a maximum of 100% of base salary. The same discretionary factors as described above may be considered by the Committee when determining the amounts paid for 2005. The formula change from EVA to ROIC for performance year 2005 is based on the Company’s determination that ROIC is a more easily understood measurement of capital allocation in the Company’s businesses.

• Long-Term Incentive Award Program.

ITT Industries’ Long-Term Incentive Award Program is based on the competitive market and designed to link incentive awards to shareholder value. The target value of each award is determined as a percent of base salary and program parameters are approved each year by the Committee. All executives are eligible to participate in the program through non-qualified stock options. For senior executives, the total award value is split equally between non-qualified stock options and target cash awards. Payment or vesting of awards made under the Long-Term Incentive Award Program would be accelerated

upon the occurrence of a change in control of ITT Industries as described on pages       to       .

• Stock-Based Awards.

Stock options are the incentive component utilized for all executive participants in the Company’s Long-Term Incentive Award Program described above. Stock options provide long-term incentives that are directly related to the performance of ITT Industries’ common stock and closely align executives’ interests with those of other shareholders. Non-qualified stock options issued prior to March 8, 2005 had terms of ten years. The stock option tables on pages       and       provide information relating to stock options held by the individuals named in the Summary Compensation Table.

Approximately 1.75 million shares of non-qualified stock options were granted effective March 8, 2005 to approximately 510 executives under the ITT Industries Inc. 2003 Equity Incentive Plan (the “2003 Plan”). Grants to the named executive officers were as follows: Mr. Loranger, 99,560 shares; Mr. Driesse, 23,780 shares; Mr. Ayers, 16,920 shares; and Mr. Maffeo, 16,590 shares. For the named executive officers, such options were granted at an option exercise price of $90.94 per share and will vest upon a 25% appreciation in ITT Industries’ common stock price for ten (10) consecutive trading days. The options may not be exercised, in any event, earlier than three years from the date of grant. If the option threshold is not achieved, options will vest six years from the date of grant and may be exercised for the remainder of the option term. The option term is seven years.

• Long-Term Incentive Plan.

The ITT Industries 1997 Long-Term Incentive Plan (the “LTIP”) approved by shareholders in 1997 authorizes performance awards to be made to key employees of ITT Industries at the discretion of the Committee. It has been Company practice that only senior executives participate in this plan. Awards made under this plan are expressed as target cash awards and comprise one-half of the total long-term incentive value for senior executives. The non-qualified stock options described above comprise the other half.

The LTIP provides that the Committee shall determine the size and frequency of awards, performance measures, performance goals and performance periods. The size of the awards is determined by the Committee in order to meet competitive practice. Payment, if any, of awards generally will be made at the end of the applicable performance period and will be based on ITT Industries’ performance as compared with the performance measures approved by the Committee prior to the performance period.

Payment, if any, of awards may be made in whole or in part, at the discretion of the Committee, in the form of cash and/or common stock of ITT Industries. The Committee determined that payment for the awards granted in 2002 be made wholly in cash. It is anticipated that future payments under the LTIP will continue to be made entirely in cash.

The LTIP enables the Committee to make adjustments to awards and increase or decrease payment values based upon events or circumstances, including but not limited to acquisitions or divestitures, having a material impact on the overall performance of ITT Industries.

The Committee granted 2005 target awards under the LTIP to 58 key employees. The performance period with respect to the 2005 awards is three years beginning January 1, 2005. The 2005 target awards made to each of the individuals named in the Summary Compensation Table are as follows: Mr. Loranger, $1,800,000; Mr. Driesse, $537,400; Mr. Ayers, $382,400; and Mr. Maffeo, $374,900. The ultimate value, if any, of each of these awards will be determined in accordance with the established performance measurement formula for the target awards granted in 2005. The Committee designated a 35th percentile performance level at which a 50% payout would be received and fixed a maximum performance payment of 200% for performance at or above the 80th percentile. The award amounts set forth above would be the amounts payable if the formula results in payment at the 100% level. Payment, if any, with respect to the 2005 target awards will be based on the Company’s total shareholder return performance compared with the other S&P®Industrial companies. Mr. Loranger also received a target Phantom LTIP award of $450,000, in accordance with his employment agreement, subject to the same performance thresholds and conditions as awards under the LTIP.

Messrs. Driesse, Williams, Ayers, Maffeo and Giuliano received grants of awards in 2002 under the ITT Industries LTIP. These awards were subject to a three-year performance period ending December 31, 2004 and were subject to achievement of pre-established goals, as approved by the Committee in 2002, measuring ITT Industries’ performance with respect to total shareholder return against the performance of the other S&P® Industrial companies. LTIP payments were made in strict accordance with the plan as measured for the period January 1, 2002 through December 31, 2004 and are shown in the Summary Compensation Table on page       . Based on the Company’s performance at the 83.0 percent rank of the S&P® Industrial companies, payout was at 200% of target, which was in accordance with the approved formula. The Committee determined that payment be made wholly in cash.

Mr. Loranger’s Compensation Arrangements.

Mr. Loranger entered into an employment agreement with the Company under which he serves as President and Chief Executive Officer, as well as a member of the Board. The term of Mr. Loranger’s employment agreement is from June 28, 2004 to June 27, 2007, subject to automatic 12 month extensions unless ITT Industries or Mr. Loranger gives at least 180 days prior written notice of non-extension. Mr. Loranger receives a base salary of $900,000, subject to increase by the Board of Directors. He is eligible to receive an annual cash bonus based upon the achievement of performance targets established by the Committee, with a target bonus equal to 100% of his base salary and a maximum bonus equal to 200% of his base salary.

The agreement provides for the grant by ITT Industries, Inc. in the 2005 fiscal year of a long-term incentive award with an aggregate target value of $4,500,000, consisting of (i) a target award in the amount of $1,800,000 granted pursuant to the LTIP for the performance period January 1, 2005 through December 31, 2007 and (ii) a target award in the amount of $450,000 under terms identical to those of the LTIP (but not awarded under the LTIP) (the “Phantom LTIP Award”), to be paid on or before March 30, 2008 in cash, shares or a combination thereof, plus (iii) a non-qualified stock option grant with an aggregate value of $2,250,000 made during the first quarter of 2005 pursuant to the 2003 Plan. Mr. Loranger also participates in the LTIP for the performance periods January 1, 2003 through December 31, 2005 and January 1, 2004 through December 31, 2006, with a target award for each such performance period of $1,800,000. Mr. Loranger also will be eligible for an additional target Phantom LTIP Award in respect of each 2003-2005 and 2004-2006 performance period in the target amount of $700,000, in accordance with his employment agreement. Mr. Loranger received sign-on awards of 125,000 non-qualified stock options and 125,000 restricted stock units on June 28, 2004.

Mr. Loranger is eligible to participate in the Company’s benefit plans on the same basis as our other senior executives, may use our corporate aircraft for business travel and occasional personal use (when not otherwise scheduled for business use), and may receive reimbursement for the initiation fee and dues for at least one business club.

The agreement provides for a non-qualified pension arrangement if Mr. Loranger’s employment is terminated on or after June 28, 2009. This arrangement provides for an annuity paid monthly over Mr. Loranger’s life, calculated as a percentage of his average annual compensation for the five years in which his compensation was highest, which percentage ranges from 38% if Mr. Loranger is age 57 upon the date of his termination through 50% if Mr. Loranger is at least age 60 on the date of his termination. If Mr. Loranger’s employment is terminated prior to June 28, 2009 by the Company without “cause” or by Mr. Loranger for “good reason” (as each such term is defined in the employment agreement), in either case upon or following a “change of control” (as defined in the employment agreement), Mr. Loranger shall be entitled to receive a lump sum payment of the actuarial present value of this non-qualified pension. These pension benefits are offset by any benefits to which he is entitled (or which he already has received) under other defined benefit pension arrangements maintained by the Company or any prior employer. Mr. Loranger is entitled to retiree medical coverage as in effect for persons joining the Company on June 28, 2004 (the effective date of Mr. Loranger’s employment), provided that if his employment is terminated by ITT Industries without cause or by him for good reason on or after June 28,

2005, that termination will be considered a “retirement” under the Company’s retiree medical plan and entitle him to receive benefits under that arrangement.

If Mr. Loranger’s employment terminates due to disability, death or retirement, he (or his estate) will be entitled to receive a pro rata target bonus for the year of termination and the target award for each outstanding LTIP award and Phantom LTIP Award. If Mr. Loranger’s employment is terminated by the Company without cause or by Mr. Loranger for good reason (other than during the two-year period following a change in control), he will be entitled to receive a pro-rata target bonus for the year of termination, plus continued payment of his base salary and target bonus for a period of two years from the date of termination. If within the two-year period following a change in control the Company terminates Mr. Loranger’s employment without cause or Mr. Loranger terminates his employment for good reason, ITT Industries will pay Mr. Loranger a lump sum payment consisting of (i) a pro-rata target bonus for the year of termination and (ii) a severance payment equal to three times the sum of his base salary and the highest bonus paid to him in the three years prior to the change in control. Mr. Loranger also receives continued health and welfare benefits for up to two years following a termination without cause or for good reason (whether before or after a change in control). If Mr. Loranger’s employment is terminated at the end of the initial term or any successive twelve month renewal period on account of the Company giving a non-extension notice, such termination will be treated as a termination without cause, except that his base salary and target bonus will only be continued for one year. If any payments to Mr. Loranger are determined to be excess parachute payments under section 280G of the Internal Revenue Code of 1986, as amended, he will receive a gross-up payment in respect of the excise taxes incurred by him.

All severance payments are conditioned upon Mr. Loranger’s execution of a general release. Mr. Loranger is subject to two-year, post-termination non-compete and non-solicitation covenants.

Mr. Williams’ Compensation Arrangements

During 2004, the Committee approved the following compensation arrangements with respect to Mr. Williams’ continued employment through January 1, 2006:

Mr. Williams will be paid a cash retention bonus of $1 million upon completion of his contemplated service. This amount will also be paid in the event of death, disability or involuntary termination, other than for cause, prior to January 1, 2006. In the event Mr. Williams is terminated other than for cause prior to March 31, 2005, he will be eligible to receive salary continuation and benefits through March 31, 2005. Unless Mr. Williams voluntarily terminates employment prior to January 1, 2006, he will be eligible for a full bonus award for 2005, which will be pensionable, in accordance with the approved parameters of the plan. Mr. Williams will be provided an apartment at Company expense from January 1, 2005 through January 1, 2006 should he sell his principal residence in White Plains, New York and remain actively employed during that period. Mr. Williams has sold his principal residence in White Plains, New York and currently maintains an apartment in the New York area at Company expense. The Company reimburses Mr. Williams for the tax effect of the income imputed to him for the costs associated with his apartment.

Long-Term Incentive Awards: Mr. Williams was granted a 2003 target award of $620,200 under the LTIP. The Committee has determined that if Mr. Williams terminates employment during the performance period due to retirement, disability or death, he will receive payment in full for the 2003 award, subject to the performance of ITT Industries during the performance period and in accordance with the provisions of the plan. Mr. Williams was also granted a 2004 target award of $566,700. The Committee has determined that if Mr. Williams terminates employment due to disability or death, or if he is terminated other than for cause prior to the end of the performance cycle, he will receive full payment for the 2004 award, subject to the performance of ITT Industries during the performance period and in accordance with the provisions of the LTIP.

• Share Ownership Guidelines.

The Committee maintains share ownership guidelines for corporate officers of ITT Industries, and such guidelines were approved by ITT Industries’ Board of Directors during 2001. These guidelines specify the desired levels of Company stock that each officer should own and encourage a set of behaviors to enable each officer to reach the guideline levels of ownership.

The approved guidelines require share ownership expressed as a multiple of base salary for all corporate officers. Specifically the guidelines apply as follows: chief executive officer at five times base salary; chief financial officer at three times base salary; senior vice presidents and management company presidents at two times base salary; and all other corporate vice presidents at one time base salary.

In achieving these ownership levels, shares owned outright, Company restricted stock, shares held in the Company’s dividend reinvestment plan, shares owned in the Company’s investment and savings plan, and “phantom” shares held in the deferred compensation plan are considered. To attain the ownership levels set forth in the guidelines it is expected that any restricted shares that become unrestricted will be held, that all shares earned through any payout of the Company’s long-term incentive plan will be held, and that all shares acquired through exercise of stock options will be held, except in all cases to the extent necessary to meet tax obligations. The Committee monitors compliance with the guidelines periodically and as of January 31, 2005, the share ownership levels have been substantially met.

• Employee Benefits.

Executives also participate in ITT Industries’ broad-based employee benefits program that includes a pension program, an investment and savings plan,

group medical and dental coverage, group life insurance, and other benefit plans. The named executive officers also participate in certain other benefit programs that are described on pages       through       . Under the deferred compensation plan, executives with an annual base salary of $200,000 or more may elect to defer receipt of all or a portion of their annual incentive. The amount of deferred compensation ultimately received is based on the performance of benchmark investment funds made available under the plan as selected by the executive. Participants in the plan may elect a fund that tracks the performance of ITT Industries common stock.

Although the Committee believes that ITT Industries should strive to structure its compensation program for senior executives in a manner that would permit deductibility under the Internal Revenue Code, it realizes that the evaluation of the overall performance of the senior executives cannot be reduced in all cases to a fixed formula. There may be situations in which the prudent use of discretion in determining pay levels is in the best interest of ITT Industries and its shareholders. Under some circumstances the use of discretion in determining appropriate amounts of compensation may be desirable. In those situations where discretion is used, compensation may not be fully deductible on ITT Industries’ tax return. However, the Committee does not believe that such loss of deductibility would have any material impact on the financial condition of ITT Industries.

This report is furnished by the members of the 2004 Compensation and Personnel Committee.

2004 Compensation and Personnel Committee:
Markos I. Tambakeras, Chair since May 2004
Curtis J. Crawford, Chair through March 2004
Frank T. MacInnis
Linda S. Sanford

Performance Graph

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04

ITT Industries, Inc.	$100.00	$118.17	$156.05	$189.28	$233.92	$268.53
S&P® 500 Stock Index	$100.00	$90.90	$80.09	$62.39	$80.29	$89.02
S&P® 500 Industrials Index	$100.00	$105.88	$99.80	$73.51	$97.18	$114.70

Equity Compensation Plan Information

The following sets forth information concerning the shares of common stock that may be issued under equity compensation plans as of December 31, 2004:

(c)
Number of Securities
Remaining Available
	(a)		for Future Issuance
	Number of Securities		Under Equity
	to be Issued upon	(b)	Compensation Plans
	Exercise of	Weighted-Average	(Excluding Securities
	Outstanding Options,	Exercise Price of	Reflected in
	Warrants and Rights	Outstanding Options,	Column (a))
Plan Category	(Thousands)	Warrants and Rights	(Thousands)

Equity Compensation Plans Approved by Security Holders(1)(2)	7,994	$51.84	4,105
Equity Compensation Plans Not Approved by Security Holders	None	None	None
Total	7,994	$51.84	4,105

(1)	Equity compensation plans approved by shareholders include the 1994 ITT Industries Incentive Stock Plan, the ITT Industries 1996 Restricted Stock Plan for Non-Employee Directors, the 2002 ITT Industries Stock Option Plan for Non-Employee Directors and the ITT Industries, Inc. 2003 Equity Incentive Plan.

(2)	Since the approval of the ITT Industries, Inc. 2003 Equity Incentive Plan, no additional awards, including awards of restricted stock, will be granted under the other plans referred to in footnote (1) above. Under the 2003 Plan, restricted stock and restricted stock units may be awarded up to a maximum aggregate grant of 150,000 shares or units in any one plan year to any one participant.

Compensation of Executive Officers

The following table shows the annual and long-term compensation paid or awarded during the three-year period ended December 31, 2004 to Mr. Loranger, Mr. Giuliano and the four other most highly paid executive officers of ITT Industries for 2004.

Summary Compensation Table

					Long-Term Compensation

		Annual Compensation			Awards		Payouts
						Securities
				Other	Restricted	Underlying
				Annual	Stock	Options/	LTIP	All Other
		Salary	Bonus	Compensation	Award(s)	SARs	Payouts	Compensation
Name and Principal Position	Year	($)(1)	($)	($)(2)	($)(3)	(#)(4)	($)(5)	($)(6)
Steven R. Loranger	2004	467,308	1,000,000	58,890	10,378,750	125,000	—	10,731
Chairman, President and	2003	—	—	—	—	—	—	—
Chief Executive	2002	—	—	—	—	—	—	—
Officer — ITT Industries
Henry J. Driesse	2004	395,000	500,000	32		23,000	706,000	13,825
Senior Vice President —	2003	355,192	432,000	1,257	—	20,000	606,000	12,432
ITT Industries and	2002	330,665	368,500	2,975	—	25,000	267,400	11,573
President — Defense
Edward W. Williams	2004	480,846	360,000	1,210		28,000	508,400	16,829
Senior Vice President and	2003	380,577	540,000	1,169	—	30,000	412,000	13,320
Chief Financial Officer	2002	303,116	305,000	—	—	18,000	356,400	10,609
— ITT Industries
Robert L. Ayers	2004	474,904	270,000	3,177		20,000	706,000	16,622
Senior Vice President —	2003	443,385	235,414	8,708	—	21,000	606,000	15,518
ITT Industries and	2002	432,107	365,000	5,530	—	25,000	557,000	15,124
President — Fluid
Technology
Vincent A. Maffeo	2004	420,346	300,000	6,373		16,000	706,000	14,712
Senior Vice President	2003	392,519	392,571	—	—	20,000	581,800	13,738
and General Counsel —	2002	380,008	390,000	9,214	—	25,000	534,800	13,300
ITT Industries
Louis J. Giuliano, Retired —	2004	584,616	750,000	7,038	—	—	2,431,464	20,461
August 1, 2004	2003	945,577	1,900,000	5,814	—	80,000	2,908,800	33,095
Chairman, President and	2002	921,912	1,850,000	8,385	—	100,000	1,448,200	32,267
Chief Executive
Officer — ITT Industries

(1)	Except for Mr. Loranger, the amounts shown in this column represent salary payments made in 2004, for the period from December 22, 2003 through December 31, 2004, including salary earned for 2004 and an additional pay period relating to 2003. For Mr. Loranger, the amount shown in this column represents salary payments made in 2004 for the period from June 28, 2004 through December 31, 2004.

(2)	Amounts shown in this column for Messrs. Driesse, Williams, Ayers, Maffeo, and Giuliano are tax reimbursement allowances which are intended to offset the inclusion in taxable income of the value of certain benefits. The amount for Mr. Loranger includes tax reimbursement allowances of $58,890 with respect to relocation expenses of $368,489 during 2004.

(3)	The amount for Mr. Loranger represents the value on June 28, 2004 of 125,000 Restricted Stock Units awarded on that date in connection with his offer of employment. The

Restricted Stock Units are subject to a restriction period during which time Mr. Loranger will be entitled to dividends on the ITT Industries’ common stock. There are no voting rights with respect to each unit, unless and until such unit is settled for a share. The units will vest, on a cumulative basis, as to one third of the units on each of the third, fourth, and sixth anniversaries of the grant date, with vesting of 41,667 units on June 28, 2007, 41,667 units on June 28, 2008, and 41,666 units on June 28, 2010. One half of the units vesting on each vesting date shall be settled upon such vesting date, and the other one half of the units vesting on such vesting date shall be settled within ten days of Mr. Loranger’s termination of employment, in either case by the issuance to Mr. Loranger of one share of common stock of the Company per vested unit. Should Mr. Loranger be terminated by the Company other than for cause, the restrictions with respect to these units will be waived. The value of such units at December 31, 2004 was $10,556,250.

(4)	The named executive officers do not hold stock appreciation rights in connection with the options shown.

(5)	Amounts shown in this column for 2004 represent the aggregate payout value of the 2002 target award subject to a 3-year performance period ended December 31, 2004. Payments were made entirely in cash. Amounts shown in this column for 2003 represent the aggregate payout value of the 2001 target award subject to a 3-year performance period ended December 31, 2003. Payments were made entirely in cash. Amounts shown in this column for 2002 represent the aggregate payout value of the 2000 target award subject to a 3-year performance period ending December 31, 2002. Payments of the aggregate amounts for the 2000 target award were made entirely in cash.

(6)	The amounts show in this column for all named executive officers are Company contributions under the ITT Industries Investment and Savings Plan for Salaried Employees and the ITT Industries Excess Savings Plan, which are defined contribution plans. ITT Industries makes a matching contribution in an amount equal to 50% of an employee’s contribution, such matching contribution not to exceed three percent of such employee’s salary. Under these plans, ITT Industries also makes a non-matching contribution equal to one-half of one percent of an employee’s salary. The amounts applicable to the Investment and Savings Plan for 2004 were as follows: Mr. Loranger, $4,579; and $7,175 each for Messrs. Driesse, Williams, Ayers, Maffeo, and Giuliano. The amounts applicable to the Excess Savings Plan for 2004 were as follows: Mr. Loranger, $6,152; Mr. Driesse, $6,650; Mr. Williams, $9,654; Mr. Ayers, $9,447; Mr. Maffeo, $7,537; and Mr. Giuliano, $13,286.

Option Grants During 2004

The following table provides information about options granted on June 28, 2004 to Mr. Loranger and on February 2, 2004 to Messrs. Driesse, Williams, Ayers, and Maffeo. The options awarded to Mr. Loranger will vest and become exercisable as to one third of the option shares on each of the third, fourth, and sixth anniversaries of the grant date, such that the option is 100% vested on the sixth anniversary of the grant date. The options awarded to Messrs. Driesse, Williams, Ayers and Maffeo become exercisable upon the earlier of:

•	a 25% increase in the closing price on the New York Stock Exchange above the option exercise price for a period of ten consecutive trading days; or

•	the ninth anniversary of the date the options were granted.

Option/SAR Grants in Last Fiscal Year

	Individual Grants
					Potential Realizable
	Number of	% of Total			Value at Assumed Annual
	Securities	Options/			Rates of Stock Price
	Underlying	SARs	Exercise		Appreciation for
	Options/	Granted to	or Base		Option Term(2)
	SARs	Employees in	Price $/	Expiration
Name	Granted #(1)	2004	Share	Date	5%	10%

Steven R. Loranger	125,000	6.4	83.03	6-28-2014	$6,527,500	$16,541,250
Henry J. Driesse	23,000	1.2	74.92	2-2-2014	1,083,530	2,746,430
Edward W. Williams	28,000	1.4	74.92	2-2-2014	1,319,080	3,343,480
Robert L. Ayers	20,000	1.0	74.92	2-2-2014	942,200	2,388,200
Vincent A. Maffeo	16,000	0.8	74.92	2-2-2014	753,760	1,910,560
Mr. Giuliano did not receive a stock option award.

(1)	ITT Industries did not grant SARs during 2004. For discussion of the material terms of the 2004 option grants, see “Report of the Compensation and Personnel Committee” on pages to .

(2)	At the end of the term for the options granted to Messrs. Driesse, Williams, Ayers and Maffeo, on February 2, 2004, the projected price of a share of ITT Industries’ common stock would be $122.03 and $194.33 at assumed annual appreciation rates of 5% and 10%. For Mr. Loranger the projected prices would be $135.25 and $215.36 at assumed annual appreciation rates of 5% and 10%.

Aggregated Option/SAR Exercises During Last Fiscal Year and FY-End Option/SAR Values

The table below provides information about:

•	options exercised during 2004 by the named executive officers; and

•	the value of each of their unexercised options at December 31, 2004, calculated using the $84.45 closing price of the ITT Industries’ common stock on December 31, 2004.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options/SARs at		Options/SARs Held at
	Shares		FY-End(#)(1)		FY-End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Steven R. Loranger	—	—	—	125,000	—	177,500
Henry J. Driesse	24,084	1,513,690	124,000	23,000	5,367,740	219,190
Edward W. Williams	24,084	1,448,308	132,000	28,000	5,597,470	266,840
Robert L. Ayers	—	—	83,500	20,000	3,148,730	190,600
Vincent A. Maffeo	24,000	972,919	93,000	16,000	3,666,640	152,480
Louis J. Giuliano	198,028	11,390,227	552,000	—	24,071,190	—

(1)	There are no SARs outstanding.

Long-Term Incentive Plan — 2004 Awards

The following table provides information about target awards made to each of the named executive officers during 2004 under the LTIP. The final payment value, if any, of the target awards will be determined based on ITT Industries’ total shareholder return performance measured against the other S&P® Industrial companies. Payment, if any, would be made following the completion of the three-year performance period.

Long-Term Incentive Plans — Awards in Last Fiscal Year

			Estimated Future Payouts
			Under Non-Stock
	Number of	Performance or	Price-Based Plans
	Shares, Units	Other Period Until
	or Other Rights	Maturation or	Threshold	Target	Maximum
Name	(#)	Payout	($)	($)	($)

Steven R. Loranger	—	1/1/04-12/31/2006	900,000	1,800,000	3,600,000
		1/1/04-12/31/2006	350,000	700,000 *	1,400,000
Henry J. Driesse	—	1/1/04-12/31/2006	232,750	465,500	931,000
Edward W. Williams	—	1/1/04-12/31/2006	283,350	566,700	1,133,400
Robert L. Ayers	—	1/1/04-12/31/2006	202,400	404,800	809,600
Vincent A. Maffeo	—	1/1/04-12/31/2006	161,900	323,800	647,600
Mr. Giuliano did not receive an award in 2004.

*	Mr. Loranger also received a target “Phantom LTIP” award for 2004 of $700,000, outside the LTIP. The terms and conditions of the “Phantom LTIP” award mirror the terms and conditions of awards granted under the LTIP.

Senior Executive Severance Pay Arrangements

Senior executives who are U.S. citizens or who are employed in the United States other than Mr. Loranger are covered by the ITT Industries, Inc. Senior Executive Severance Pay Plan. If a covered executive is terminated by ITT Industries, that executive would be eligible to receive severance pay unless the executive is terminated for cause, terminated after the executive’s normal retirement date, or in certain divestiture instances where the executive accepts employment or refuses comparable employment. There is no severance in cases where the executive voluntarily leaves the Company. The amount of severance pay depends upon the executive’s base pay and years of service. The amount will not exceed 24 months of base pay, or be greater than two times the executive’s total annual compensation during the year immediately preceding termination. ITT Industries’ obligation to continue severance payments stops if the executive does not comply with non-competition provisions of the plan or with ITT Industries’ Code of Corporate Conduct.

If a covered executive receives or is entitled to receive other compensation from ITT Industries, the amount of that compensation could be used to offset amounts otherwise payable under the plan. During the period in which the executive continues to receive severance payments, the executive will have a limited right to continue to be eligible for participation in certain benefit plans.

Messrs. Driesse, Ayers, and Maffeo participate in the plan. Mr. Loranger’s entitlement to severance pay and benefits upon termination from ITT Industries is set forth in his employment agreement described on page       .

Special Senior Executive Severance Pay Plan

The ITT Industries, Inc. Special Senior Executive Severance Pay Plan provides severance benefits for covered executives whose employment is terminated by the Company other than for cause, or where the covered executive terminates his or her employment for good reason within two years after the occurrence of an acceleration event as defined in the Change of Control Arrangements described below (including a termination due to death or disability during the two-year period if the covered executive had grounds to resign with good reason) and for covered executives who are terminated in contemplation of an acceleration event that ultimately occurs. The plan provides two levels of benefits for covered executives, based on their position within the Company. If an executive was terminated within two years of an acceleration event or in contemplation of an acceleration event that ultimately occurs or the covered executive terminates his or her employment for good reason within two years of an acceleration event, he or she would be entitled to

•	any accrued but unpaid base salary, bonus, unreimbursed expenses and employee benefits, including vacation;

•	two or three times the highest annual base salary rate during the three years immediately preceding termination and two or three times the highest annual bonus paid or awarded in the three years preceding an acceleration event or termination;

•	continuation of health and life insurance benefits and certain perquisites at the same levels for two or three years;

•	a lump sum payment equal to the difference between the total lump sum value of his or her pension benefit under the Company’s pension plans, or any successor pension plans (provided such plans are no less favorable to the executive than the Company pension plans), and the total lump sum value of his or her pension benefit under the pension plans after crediting an additional two or three years of age and eligibility and benefit service using the highest annual base salary rate and bonus for purposes of determining final average compensation under the pension plans;

•	credit for an additional two or three years of age and two or three years of eligibility service under the retiree health and retiree life insurance benefits;

•	a lump sum payment equal to two or three times the highest annual base salary rate during the three years preceding termination or an acceleration event times the highest percentage rate of the Company’s contributions to the ITT Industries Investment and Savings Plan for Salaried Employees and the Excess Savings Plan not to exceed 35%; and

•	tax gross-up for excise taxes imposed on the covered employee.

Messrs. Driesse, Williams, Ayers and Maffeo are covered at the highest level of benefits. Mr. Loranger does not participate in this plan. Mr. Loranger’s entitlement to severance pay and benefits upon a termination from ITT Industries during the two-year period following a change in control is set forth in his employment agreement described on page       .

Change of Control Arrangements

The payment or vesting of awards or benefits under the plans listed below would be accelerated upon the occurrence of a change of control of ITT Industries. There would be a change of control if one of the following acceleration events occurred:

1.	A report on Schedule 13D would be filed with the SEC disclosing that any person, other than ITT Industries or one of its subsidiaries or any employee benefit plan that is sponsored by ITT Industries or a subsidiary, had become the beneficial owner of 20% or more of ITT Industries’ outstanding stock;

2.	A person other than ITT Industries or one of its subsidiaries or any employee benefit plan that is sponsored by ITT Industries or a subsidiary would purchase ITT Industries’ shares in connection with a tender or exchange offer, if after consummation of the offer the person purchasing the shares is the beneficial owner of 20% or more of ITT Industries’ outstanding stock;

3.	The shareholders would approve

(a) any consolidation, business combination or merger of ITT Industries other than a consolidation, business combination or merger in which the shareholders of ITT Industries immediately prior to the merger would hold 50% or more of the combined voting power of ITT Industries or the surviving corporation of the merger and would have the same proportionate ownership of common stock of the surviving corporation that they held in ITT Industries immediately prior to the merger; or

(b) any sale, lease, exchange or other transfer of all or substantially all of the assets of ITT Industries; or

4.	A majority of the members of the Board of Directors would change within a 12-month period, unless the election or nomination for election of each of the new Directors by ITT Industries’ stockholders had been approved by two-thirds of the Directors still in office who had been Directors at the beginning of the 12-month period or whose nomination for election or election was recommended or approved by a majority of Directors who were Directors at the beginning of the 12-month period.

5.	Any person other than ITT Industries or one of its subsidiaries or any employee benefit plan sponsored by ITT Industries or a subsidiary became the beneficial owner of 20% or more of ITT Industries’ outstanding stock.

The following ITT Industries plans have change of control provisions:

•	the 2003 Equity Incentive Plan;

•	the 1994 Incentive Stock Plan;

•	the 1996 Restricted Stock Plan for Non-Employee Directors;

•	the 1997 Annual Incentive Plan for Executive Officers;

•	the 1997 Annual Incentive Plan;

•	the 1997 Long-Term Incentive Plan;

•	the Special Senior Executive Severance Pay Plan;

•	the Enhanced Severance Pay Plan;

•	the Deferred Compensation Plan;

•	the Excess Saving Plan;

•	the Excess Pension Plans;

•	the Salaried Retirement Plan; and

•	Steven R. Loranger Employment Agreement.

Salaried Retirement Plan

Most of ITT Industries’ salaried employees who work in the United States participate in the Salaried Retirement Plan. Under the plan, participants have the option, on an annual basis, to elect to be covered under either the Traditional Pension Plan (“TPP”) or a Pension Equity Plan (“PEP”) formula for future pension accruals. While the TPP formula pays benefits on a monthly basis after retirement, the PEP formula enables participants to elect to have benefits paid as a single sum payment upon employment termination, regardless of the participant’s age.

Under the TPP, a participant first employed prior to January 1, 2000, would receive an annual pension that would be the total of:

•	2% of his or her average final compensation for each of the first 25 years of benefit service, plus

•	1 1/2% of his or her average final compensation for each of the next 15 years of benefit service, reduced by

•	1 1/4% of his or her primary Social Security benefit for each year of benefit service up to a maximum of 40 years, except that no more than one-half of the primary Social Security benefit would be taken into account to calculate the reduction.

Average final compensation (including salary plus approved bonus payments) is the total of:

•	the participant’s average annual base salary for the five calendar years of the last 120 consecutive calendar months of eligibility service that would result in the highest average annual base salary amount, plus

•	the participant’s average annual pension eligible compensation, not including base salary, for the five calendar years of the participant’s last 120 consecutive calendar months of eligibility service that would result in the highest average annual compensation amount.

The following table illustrates estimated annual benefits (not including Social Security reductions) that would be payable under the TPP formula to a participant who joined the Company prior to January 1, 2000 and retired at age 65:

Pension Plan Table — Pre-2000 Plan

	Years of Service
Average Final
Compensation	10	15	20	25	30

400,000	80,000	120,000	160,000	200,000	230,000
600,000	120,000	180,000	240,000	300,000	345,000
800,000	160,000	240,000	320,000	400,000	460,000
1,000,000	200,000	300,000	400,000	500,000	575,000
1,200,000	240,000	360,000	480,000	600,000	690,000
1,400,000	280,000	420,000	560,000	700,000	805,000
1,600,000	320,000	480,000	640,000	800,000	920,000
1,800,000	360,000	540,000	720,000	900,000	1,035,000
2,000,000	400,000	600,000	800,000	1,000,000	1,150,000
2,500,000	500,000	750,000	1,000,000	1,250,000	1,437,500
3,000,000	600,000	900,000	1,200,000	1,500,000	1,725,000
3,500,000	700,000	1,050,000	1,400,000	1,750,000	2,012,500

(1)	Amounts shown under Salary and Bonus opposite the names of the executive officers shown on the Summary Compensation Table comprise their compensation for purposes of determining average final compensation.

(2)	The years of benefit service through December 31, 2004 are: Mr. Driesse, 23.95 years; Mr. Williams, 17.28 years; Mr. Ayers, 6.25 years; Mr. Maffeo, 27.49 years and Mr. Giuliano, 16.08 years.

Participants who were first employed prior to January 1, 2000, retire at or after attainment of age 60 and have completed at least 15 years of eligibility service would receive undiscounted early retirement pensions.

In addition, under the TPP, a participant first employed on or after January 1, 2000, would receive an annual pension that would equal:

•	1.5% of his or her average final compensation as described above for each year of benefit service up to 40 years, reduced by

•	1 1/4% of his or her primary Social Security benefit for each year of benefit service up to a maximum of 40 years, except that no more than one-half of the primary Social Security benefit would be taken into account to calculate the reduction.

Average final compensation (including salary plus approved bonus payments) is the total of:

•	the participant’s average annual base salary for the five calendar years of the last 120 consecutive calendar months of eligibility service that would result in the highest average annual base salary amount, plus

•	the participant’s average annual pension eligible compensation, not including base salary, for the five calendar years of the participant’s last

120 consecutive calendar months of eligibility service that would result in the highest average annual compensation amount.

The following table illustrates estimated annual benefits (not including Social Security reductions) that would be payable under the TPP formula to a participant who first joined the Company on or after January 1, 2000 and who retired at age 65:

Pension Plan Table — Post-2000 Plan

	Years of Service
Average Final
Compensation	10	15	20	25	30

400,000	60,000	90,000	120,000	150,000	180,000
600,000	90,000	135,000	180,000	225,000	270,000
800,000	120,000	180,000	240,000	300,000	360,000
1,000,000	150,000	225,000	300,000	375,000	450,000
1,200,000	180,000	270,000	360,000	450,000	540,000
1,400,000	210,000	315,000	420,000	525,000	630,000
1,600,000	240,000	360,000	480,000	600,000	720,000
1,800,000	270,000	405,000	540,000	675,000	810,000
2,000,000	300,000	450,000	600,000	750,000	900,000
2,500,000	375,000	562,500	750,000	937,500	1,125,000
3,000,000	450,000	675,000	900,000	1,125,000	1,350,000
3,500,000	525,000	787,500	1,050,000	1,312,500	1,575,000

(1)	Amounts shown under Salary and Bonus opposite the names of the executive officers shown on the Summary Compensation Table comprise their compensation for purposes of determining average final compensation.

(2)	The years of benefit service through December 31, 2004 are: Mr. Loranger, .51 years.

Participants first employed on or after January 1, 2000, who retire on or after attainment of age 62 and who have completed 15 years of eligibility service would receive undiscounted early retirement pensions.

At the present time none of the individuals named in the Summary Compensation Table have elected to accrue benefits under the PEP formula.

Participants become vested in their accrued pension benefits after they complete five years of eligibility service.

Federal law limits the amount of benefits that could be paid and the amount of compensation that could be recognized under tax-qualified retirement plans. As a consequence, ITT Industries has established and maintains non-qualified, unfunded Excess Pension Plans to pay retirement benefits that could not be paid from the Salaried Retirement Plan. Benefits under the Excess Pension Plans are generally paid directly by ITT Industries. There also is an excess plan trust under which excess benefits accrued by certain of the officers are funded. Generally, participating officers may elect, upon retirement, to receive their excess benefit in a single discounted lump sum payment.

In the event of a change of control, any excess benefit would be immediately payable and would be paid in a single discounted lump sum.

Mr. Loranger’s employment agreement, described on page       , provides for a non-qualified pension arrangement if his employment terminates on or after June 28, 2009 or under certain circumstances prior to that date.

Beneficial Ownership of ITT Industries’ Common Stock

Set forth below is information reported to the SEC on the most recently filed Schedule 13G by the following persons who owned more than 5% of ITT Industries’ outstanding common stock. This information does not include holdings by the Trustee with respect to individual participants in the ITT Industries Investment and Savings Plan for Salaried Employees.

	Amount and
	nature of
Name and address	beneficial	Percent of
of beneficial owner	ownership	Class

Barrow, Hanley, Mewhinney & Strauss, Inc.(1)	5,034,300	5.45%
One McKinney Plaza 3232 McKinney Avenue, 15th Floor Dallas, TX 75204-2429

(1)	As reported on Schedule 13G dated February 8, 2005, Barrow, Hanley, Mewhinney & Strauss, Inc. has sole voting power with respect to 295,900 shares, shared voting power with respect to 4,738,400 shares, and sole dispositive power with respect to 5,034,300 shares.

Certain Transactions

In 2004, the Company made a charitable contribution in the amount of $62,500 to CSIS to support its Global Water Forum project on water policy and technology. Dr. Hamre, a director of the Company, is the President and Chief Executive Officer of CSIS.

Stock Ownership of Directors and Executive Officers

The following table shows, as of January 31, 2005, the beneficial ownership of ITT Industries’ common stock and options exercisable within 60 days by each Director, by each of the executive officers named in the Summary Compensation Table, and by all Directors and executive officers as a group. In addition, with respect to Mr. Loranger, we have provided information about ownership of stock-linked instruments that provide economic linkage to the common stock but do not represent actual beneficial ownership of shares.

Name of beneficial owner	Total	Shares	Options	Stock
	Shares	Owned		Units
	Beneficially
	Owned
Steven R. Loranger(1)	0	0	0	125,000
Curtis J. Crawford	14,675	12,278	2,397	0
Louis J. Giuliano	200,141	20,141	180,000	0
Christina A. Gold	10,950	8,553	2,397	0
Ralph F. Hake	5,012	3,802	1,210	0
John J. Hamre	8,257	5,860	2,397	0
Raymond W. LeBoeuf	9,154	6,757	2,397	0
Frank T. MacInnis	8,939	6,542	2,397	0
Linda S. Sanford	11,377	8,980	2,397	0
Markos I. Tambakeras	6,205	3,808	2,397	0
Robert L. Ayers	106,076	22,576	83,500	0
Henry J. Driesse	139,284	15,284	124,000	0
Vincent A. Maffeo	121,751	28,751	93,000	0
Edward W. Williams	151,811	19,811	132,000	0
All Directors and executive officers as a group(20)	1,166,869	220,880	945,989	125,000

The number of shares beneficially owned by each Director or executive officer has been determined under the rules of the SEC, which provide that beneficial ownership includes any shares as to which a person has sole or shared voting or dispositive power, and any shares which the person would have the right to acquire beneficial ownership of within 60 days through the exercise of any stock option or other right.

(1)	On June 28, 2004 Mr. Loranger received an award of 125,000 Restricted Stock Units (RSUs) under the 2003 Equity Incentive Plan, in connection with his employment agreement. The units vest in one-third installments on June 8, 2007, June 28, 2008 and June 28, 2010. During the restriction period Mr. Loranger may not vote the shares but receives dividends. A more complete description of the RSU award is contained in footnote (3) to the Summary Compensation Table contained herein.

Unless otherwise indicated, each Director or executive officer has sole dispositive and voting power, or shares those powers with his or her spouse.

As of January 31, 2005, all Directors and executive officers as a group owned 1.26% of the shares deemed to be outstanding. No individual Director or executive officer owned in excess of one percent of the shares deemed to be outstanding.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the Company’s executive officers and directors, and any persons beneficially owning more than 10% of a registered class of the Company’s equity securities, file reports of ownership and changes in ownership with the SEC within specified time periods. To the Company’s knowledge, based upon a review of the copies of the reports furnished to the Company and written representations that no other reports were required, all of these filing requirements were satisfied in a timely manner for the year ended December 31, 2004.

Annex A

Exhibit 3(i)

ARTICLES OF RESTATEMENT

       ITT Industries, Inc., a corporation organized and existing under the laws of the State of Indiana (the “Corporation”), hereby certifies as follows:

ITT Industries, Inc. was originally incorporated under the name ITT Indiana, Inc. pursuant to its original Articles of Incorporation filed with the Secretary of State for the State of Indiana on September 5, 1995. Effective December 20, 1995, ITT Corporation, a Delaware corporation, was merged with and into the Corporation, and the name of the Corporation was changed to ITT Industries, Inc. The Restated Articles of Incorporation set forth below only restate and integrate the provisions of the Corporation’s Articles of Incorporation as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of these Restated Articles of Incorporation. This restatement does not contain any amendment to the Articles of Incorporation of the Corporation requiring shareholder approval. The text of the Articles of Incorporation as amended or supplemented heretofore is hereby restated to read as herein set forth in full:

RESTATED ARTICLES OF INCORPORATION

of

ITT INDUSTRIES, INC.

ARTICLE FIRST

       The name of the corporation is ITT Industries, Inc. (the “Corporation”).

ARTICLE SECOND

       The address of the registered office of the Corporation in the State of Indiana is One North Capitol Avenue, Suite 1180, Indianapolis, Indiana 46204. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE THIRD

       The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Indiana Business Corporation Law.

ARTICLE FOURTH

       (a) The aggregate number of shares of stock that the Corporation shall have authority to issue is 300,000,000 shares, consisting of 250,000,000 shares designated “Common Stock” and 50,000,000 shares designated “Preferred Stock”. The shares of Common Stock shall have a par value of $1 per share, and the shares of Preferred Stock shall not have any par or stated value, except that, solely for the purpose of any statute or regulation imposing any fee or tax based upon the capitalization of the Corporation, the shares of Preferred Stock shall be deemed to have a par value of $.01 per share.

       (b) The Board of Directors of the Corporation shall have the full authority permitted by law, at any time and from time to time, to divide the authorized and unissued shares of Preferred Stock into classes or series, or both, and to determine the following provisions, designations, powers, preferences and relative, participating, optional and other special rights and the qualifications, limitations or restrictions thereof for shares of any such class or series of Preferred Stock:

(1) the designation of such class or series, the number of shares to constitute such class or series and the stated or liquidation value thereof;

(2) whether the shares of such class or series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

(3) the dividends, if any, payable on such class or series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of the same class;

(4) whether the shares of such class or series shall be subject to redemption at the election of the Corporation and/or the holders of such class or series and, if so, the times, price and other conditions of such redemption, including securities or other property payable upon any such redemption, if any;

(5) the amount or amounts, if any, payable upon shares of such class or series upon, and the rights of the holders of such class or series in, the voluntary or involuntary liquidation, dissolution or winding up, or any distribution of the assets, of the Corporation; provided that in no event shall the amount or amounts, if any, exceed $100 per share plus accrued dividends in the case of involuntary liquidation, dissolution or winding up;

(6) whether the shares of such class or series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such class or series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(7) whether the shares of such class or series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of the same class or any securities, whether or not issued by the Corporation, and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(8) the limitations and restrictions, if any, to be effective while any shares of such class or series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of the same class;

(9) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issuance of any additional shares of stock, including additional shares of such class or series or of any other series of the same class or of any other class;

(10) the ranking (be it pari passu, junior or senior) of each class or series vis-a-vis any other class or series of any class of Preferred Stock as to the payment of dividends, the distribution of assets and all other matters; and

(11) any other powers, preferences and relative, participating, optional and other special rights and any qualifications, limitations or restrictions thereof, insofar as they are not inconsistent with the provisions of these Articles of Incorporation, to the full extent permitted in accordance with the laws of the State of Indiana.

       (c) Such divisions and determinations may be accomplished by an amendment to this ARTICLE FOURTH, which amendment may be made solely by action of the Board of Directors, which shall have the full authority permitted by law to make such divisions and determinations.

       (d) The powers, preferences and relative, participating, optional and other special rights of each class or series of Preferred Stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other classes or series at any time outstanding; provided that each series of a class is given a distinguishing designation and that all shares of a series have powers, preferences and relative, participating, optional and other special rights and the qualifications, limitations or restrictions thereof identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those other series of the same class.

       (e) Holders of shares of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment thereof, dividends at the rates fixed by the Board of Directors for the respective series before any dividends shall be declared and paid, or set aside for payment, on shares of Common Stock with respect to the same dividend period. Nothing in this ARTICLE FOURTH shall limit the power of the Board of Directors to create a series of Preferred Stock with dividends the rate of which is calculated by reference to, and the payment of which is concurrent with, dividends on shares of Common Stock.

       (f) In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of shares of each series of Preferred Stock will be entitled to receive the amount fixed for such series upon any such event (not in excess of $100 per share in the case of involuntary liquidation, dissolution or winding up) plus, in the case of any series on which dividends will have been determined by the Board of Directors to be cumulative, an amount equal to all dividends accumulated and unpaid thereon to the date of final distribution whether or not earned or declared before any distribution shall be paid, or set aside for payment, to holders of Common Stock. If the assets of the Corporation are not sufficient to pay such amounts in full, holders of all shares of Preferred Stock will participate in the distribution of assets ratably in proportion to the full amounts to which they are entitled or in such order or priority, if any, as will have been fixed in the resolution or resolutions providing for the issue of the series of Preferred Stock. Neither the merger nor consolidation of the Corporation into or with any other corporation, nor a sale, transfer or lease of all or part of its assets, will be deemed a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph except to the extent specifically provided for herein. Nothing in this ARTICLE FOURTH shall limit the power of the Board of Directors to create a series of Preferred Stock for which the amount to be distributed upon any liquidation, dissolution or winding up of the Corporation is calculated by reference to, and the payment of which is concurrent with, the amount to be distributed to the holders of shares of Common Stock.

       (g) The Corporation, at the option of the Board of Directors, may redeem all or part of the shares of any series of Preferred Stock on the terms and conditions fixed for such series.

       (h) Except as otherwise required by law, as otherwise provided herein or as otherwise determined by the Board of Directors as to the shares of any series of Preferred Stock prior to the issuance of any such shares, the holders of Preferred Stock shall have no voting rights and shall not be entitled to any notice of meetings of shareholders.

       (i) Each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock held of record on all matters on which the holders of shares of Common Stock are entitled to vote. Subject to the provisions of applicable law and any certificate of designation providing for the issuance of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have and possess the exclusive right to notice of shareholders’ meetings and the exclusive power to vote. No shareholder will be permitted to cumulate votes at any election of directors.

       (j) Subject to all the rights of the Preferred Stock, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment thereof, dividends payable in cash, stock or otherwise. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock of each series shall have been paid in full in cash the amounts to which they respectively shall be entitled or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests, to the exclusion of the holders of the Preferred Stock.

SERIES A PARTICIPATING CUMULATIVE PREFERRED STOCK

       A description of such Series A Participating Cumulative Preferred Stock with the designations, voting powers, preferences and relative, participating, optional and other special rights and qualifications, limitations or restrictions relating thereto is as follows:

SECTION 1. Designation and Number of Shares. The shares of such series shall be designated as “Series A Participating Cumulative Preferred Stock” (the “Series A Preferred Stock”), without par value. The number of shares initially constituting the Series A Preferred Stock shall be 300,000; provided, however, that, if more than a total of 300,000 shares of Series A Preferred Stock shall be issuable upon the exercise of Rights (the “Rights”) issued pursuant to that Rights Agreement between the Corporation and The Bank of New York, a New York banking corporation, as Rights Agent (the “Rights Agreement”), the Board of Directors of the Corporation, pursuant to Section 23-1-25-2(d) of the Business Corporation Law of the State of Indiana, shall direct by resolution or resolutions that articles of amendment be properly executed and delivered to the Secretary of State for the State of Indiana for filing in accordance with the provisions of Section 23-1-18-1 and Section 23-1-38-6 thereof, providing for the total number of shares of Series A Preferred Stock authorized to be issued to be increased (to the extent that the Articles of Incorporation then permit) to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of such Rights.

SECTION 2. Dividends or Distributions. (a) Subject to the prior and superior rights of the holders of shares of any other series of Preferred Stock or other class of capital stock of the Corporation ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation legally available therefor, (1) quarterly dividends payable in cash on the last day of each fiscal quarter in each year, or such other dates as the Board of Directors of the Corporation shall approve (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment

Date after the first issuance of a share or a fraction of a share of Series A Preferred Stock, in the amount of $.01 per whole share (rounded to the nearest cent) less the amount of all cash dividends declared on the Series A Preferred Stock pursuant to the following clause (2) since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock (the total of which shall not, in any event, be less than zero) and (2) dividends payable in cash on the payment date for each cash dividend declared on the Common Stock in an amount per whole share (rounded to the nearest cent) equal to the Formula Number (as hereinafter defined) then in effect times the cash dividends then to be paid on each share of Common Stock. In addition, if the Corporation shall pay any dividend or make any distribution on the Common Stock payable in assets, securities or other forms of noncash consideration (other than dividends or distributions solely in shares of Common Stock), then, in each such case, the Corporation shall simultaneously pay or make on each outstanding whole share of Series A Preferred Stock a dividend or distribution in like kind equal to the Formula Number then in effect times such dividend or distribution on each share of the Common Stock. As used herein, the “Formula Number” shall be 1,000; provided, however, that, if at any time after the Distribution Record Date (as defined in that Notice of Special Meeting and Proxy Statement, dated August 30, 1995, filed with the Securities and Exchange Commission by ITT Corporation), the Corporation shall (i) declare or pay any dividend on the Common Stock payable in shares of Common Stock or make any distribution on the Common Stock in shares of Common Stock, (ii) subdivide (by a stock split or otherwise) the outstanding shares of Common Stock into a larger number of shares of Common Stock or (iii) combine (by a reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then in each such event the Formula Number shall be adjusted to a number determined by multiplying the Formula Number in effect immediately prior to such event by a fraction, the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event (and rounding the result to the nearest whole number); and provided further, that, if at any time after the Distribution Record Date, the Corporation shall issue any shares of its capital stock in a merger, reclassification, or change of the outstanding shares of Common Stock, then in each such event the Formula Number shall be appropriately adjusted to reflect such merger, reclassification or change so that each share of Preferred Stock continues to be the economic equivalent of a Formula Number of shares of Common Stock prior to such merger, reclassification or change.

(b) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in Section 2(a) immediately prior to or at the same time it declares a dividend or distribution on the Common Stock (other than a dividend or distribution solely in shares of Common Stock); provided, however, that, in the event no dividend or distribution (other than a dividend or distribution in shares of Common Stock) shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $.01 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a dividend or distribution declared thereon, which record date shall be the same as the record date for any corresponding dividend or distribution on the Common Stock.

(c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from and after the Quarterly Dividend Payment Date next preceding the date of original issue of such shares of Series A Preferred Stock; provided, however, that dividends on such shares which are originally issued after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and on or prior to the next succeeding Quarterly Dividend Payment Date shall begin to accrue and be cumulative from and after such Quarterly Dividend Payment Date. Notwithstanding the foregoing, dividends on shares of Series A Preferred Stock which are originally issued prior to the record date for the determination of holders of shares or Series A Preferred Stock entitled to receive a quarterly dividend on the first Quarterly Dividend Payment Date shall be calculated as if cumulative from and after the last day of the fiscal quarter next preceding the date of original issuance of such shares. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

(d) So long as any shares of the Series A Preferred Stock are outstanding, no dividends or other distributions shall be declared, paid or distributed, or set aside for payment or distribution, on the Common Stock unless, in each case, the dividend required by this Section 2 to be declared on the Series A Preferred Stock shall have been declared.

(e) The holders of the shares of Series A Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided herein.

SECTION 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

(a) Each holder of Series A Preferred Stock shall be entitled to a number of votes equal to the Formula Number then in effect, for each share of Series A Preferred Stock held of record on each matter on which holders of the Common Stock or shareholders generally are entitled to vote, multiplied by the maximum number of votes per share which any holder of the Common Stock or shareholders generally then have with respect to such matter (assuming any holding period or other requirement to vote a greater number of shares is satisfied).

(b) Except as otherwise provided herein or by applicable law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class for the election of directors of the Corporation and on all other matters submitted to a vote of shareholders of the Corporation.

(c) If, at the time of any annual meeting of shareholders for the election of directors, the equivalent of six quarterly dividends (whether or not consecutive) payable on any share or shares of Series A Preferred Stock are in default, the number of directors constituting the Board of Directors of the Corporation shall be increased by two. In addition to voting together with the holders of Common Stock for the election of other directors of the Corporation, the holders of record of the Series A Preferred Stock, voting separately as a class to the exclusion of the holders of Common Stock, shall be entitled at said meeting of shareholders (and at each subsequent annual meeting of shareholders), unless all dividends in arrears have been paid or declared and set apart for payment prior thereto, to vote for the election of two directors of the Corporation, the holders of any Series A Preferred Stock being entitled to cast a number of votes per share of Series A Preferred Stock equal to the Formula Number. Until the default in payments of all dividends which permitted the election of said directors shall cease to exist, any director who shall have been so elected pursuant to the next preceding sentence may be removed at any time, either with or without cause, only by the affirmative vote of the holders of the shares of Series A Preferred Stock at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. If and when such default shall cease to exist, the holders of the Series A Preferred Stock shall be divested of the foregoing special voting rights, subject to revesting in the event of each and every subsequent like default in payments of dividends. Upon the termination of the foregoing special voting rights, the terms of office of all persons who may have been elected directors pursuant to said special voting rights shall forthwith terminate, and the number of directors constituting the Board of Directors shall be reduced by two. The voting rights granted by this Section 3(c) shall be in addition to any other voting rights granted to the holders of the Series A Preferred Stock in this Section 3.

(d) Except as provided herein, in Section 11 or by applicable law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for authorizing or taking any corporate action.

SECTION 4. Certain Restrictions. (a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock; provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock; or

(iv) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

SECTION 5. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount, equal to the accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (x) $.01 per whole share or (y) an aggregate amount per share equal to the Formula Number then in effect times the aggregate amount to be distributed per share to holders of Common Stock or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up; provided that in no event shall the amount or amounts, if any, exceed $100 per share plus accrued dividends in the case of involuntary liquidation, dissolution or winding up of the Corporation.

SECTION 6. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the then outstanding shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share equal to the Formula Number then in effect times the aggregate amount of stock, securities, cash or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is exchanged or changed. In the event both this Section 6 and Section 2 appear to apply to a transaction, this Section 6 will control.

SECTION 7. No Redemption; No Sinking Fund. (a) The shares of Series A Preferred Stock shall not be subject to redemption by the Corporation or at the option of any holder of Series A Preferred Stock; provided, however, that the Corporation may purchase or otherwise acquire outstanding shares of Series A Preferred Stock in the open market or by offer to any holder or holders of shares of Series A Preferred Stock.

(b) The shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

SECTION 8. Ranking. The Series A Preferred Stock shall rank junior to all other series of Preferred Stock of the Corporation, unless the Board of Directors shall specifically determine otherwise in fixing the powers, preferences and relative, participating, optional and other special rights of the shares of such series and the qualifications, limitations or restrictions thereof.

SECTION 9. Fractional Shares. The Series A Preferred Stock shall be issuable upon exercise of the Rights issued pursuant to the Rights Agreement in whole shares or in any fraction of a share that is one one-thousandths (1/1,000ths) of a share or any integral multiple of such fraction which shall entitle the holder, in proportion to such holder’s fractional shares, to receive dividends, exercise voting rights, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock. In lieu of fractional shares, the Corporation, prior to the first issuance of a share or a fraction of a share of Series A Preferred Stock, may elect (1) to make a cash payment as provided in the Rights Agreement for fractions of a share other than one one-thousandths (1/1,000ths) of a share or any integral multiple thereof or (2) to issue depository receipts evidencing such authorized fraction of a share of Series A Preferred Stock pursuant to an appropriate agreement between the Corporation and a depository selected by the Corporation; provided that such agreement shall provide that the holders of such depository receipts shall have all the rights, privileges and preferences to which they are entitled as holders of the Series A Preferred Stock.

SECTION 10. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancelation become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors pursuant to the provisions of ARTICLE FOURTH of the Articles of Incorporation.

SECTION 11. Amendment. None of the powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock as provided herein or in the Articles of Incorporation shall be amended in any manner which would alter or change the powers, preferences, rights or privileges of the holders of Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock, voting as a separate class, provided, however, that no such amendment approved by the holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock shall be deemed to apply to the powers, preferences, rights or privileges of any holder of shares of Series A Preferred Stock originally issued upon exercise of a Right after the time of such approval without the approval of such holder.

ARTICLE FIFTH

       (a) Special meetings of shareholders of the Corporation may be called only by the Chairman of the Board of Directors or by a majority vote of the entire Board of Directors.

       (b) Shareholders of the Corporation shall not have any preemptive rights to subscribe for additional issues of stock of the Corporation except as may be agreed from time to time by the Corporation and any such shareholder.

       (c) Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation, if any, shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, an election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the applicable resolution or resolutions of the Board of Directors adopted pursuant to ARTICLE FOURTH of these Articles of Incorporation.

ARTICLE SIXTH

       To the fullest extent permitted by applicable law as then in effect, no director or officer shall be personally liable to the Corporation or any of its shareholders for damages for breach of fiduciary duty as a director or officer, except for liability (a) for breach of duty if such breach constitutes wilful misconduct or recklessness or (b) for the payment of distributions to shareholders in violation of Section 23-1-28-3 of the Indiana Business Corporation Law. Any repeal or modification of this ARTICLE SIXTH by the shareholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE SEVENTH

       The holders of the capital stock of the Corporation shall not be personally liable for the payment of the Corporation’s debts and the private property of the holders of the capital stock of the Corporation shall not be subject to the payment of debts of the Corporation to any extent whatsoever.

ARTICLE EIGHTH

       Subject to any express provision of the laws of the State of Indiana, these Articles of Incorporation or the By-laws of the Corporation, the By-laws of the Corporation may from time to time be supplemented, amended or repealed, or new By-laws may be adopted, by the Board of Directors at any regular or special meeting of the Board of Directors, if such supplement, amendment, repeal or adoption is approved by a majority of the entire Board of Directors. Subject to any express provision of the laws of the State of Indiana, these Articles of Incorporation or the By-laws of the Corporation, the By-laws of the Corporation may from time to time be supplemented, amended or repealed, or new By-laws may be adopted, by the shareholders at any regular or special meeting of the shareholders at which a quorum is present, if such supplement, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of stock of the Corporation entitled to vote generally in an election of directors.

ARTICLE NINTH

       The Corporation reserves the right to supplement, amend or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Indiana, and all rights conferred on shareholders herein are granted subject to this reservation.

ARTICLE TENTH

       The name and address of the incorporator signing these Articles of Restatement of Articles of Incorporation is:

Name	Address
George W. Bilicic, Jr.	825 Eighth Avenue New York, New York 10019

       These Articles of Restatement of Articles of Incorporation were duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 23-1-38-7 of the Indiana Business Corporation Law.

       IN WITNESS WHEREOF, I have executed these Articles of Restatement of the Restated Articles of Incorporation this       day of                   , 200 .

/s/
Name:
Title:

ATTEST:

/s/

Name:
Title:

Appendix I

ITT Industries, Inc.

Corporate Governance Principles

I.	Role of the Board of Directors		71
II.	Board of Directors Selection and Composition		71
	1.	Membership Criteria	72
	2.	Service on Other Boards	72
	3.	Inside and Outside Directors	72
	a.	Independence	72
	b.	Former Chief Executive and other Senior Officers	72
	c.	Change of Outside Director’s Current Position	72
	d.	Employee Directors	73
III.	Board Operation and Structure		73
	1.	Private Sessions of Outside Directors	73
	2.	Board of Directors Performance Assessment	73
	3.	Term Limits; Retirement Age	73
	4.	Board Compensation Review	73
	5.	Board Interaction with Institutional Investors, Press, or Other Third Parties	73
	6.	Director Share Ownership	74
	7.	Coordinating Director	74
	8.	Director Orientation and Continuing Education	74
	9.	Board Authority to Hire Advisors, Counsel or Experts; Consultation with Management	74
IV.	Meeting Procedure		74
	1.	Selection of Items for Board Agenda	74
	2.	Board Material Distributed in Advance	75
	3.	Board Meeting Frequency and Schedule	75
	4.	Annual Corporate Strategy Meeting	75
	5.	Board Presentations and Management Attendees	75
V.	Board Leadership and Relationship to Senior Management		75
	1.	Selection of Chairman and Chief Executive Officer	75
	2.	Board Involvement with Regard to Compensation Matters for the Chief Executive Officer and other Senior Management	75
	3.	Formal Evaluation of Chief Executive Officer	76
	4.	Succession Planning	76
	5.	Management Development	76

VI.	Board Committees		76
	1.	Number, Structure and Jurisdiction of Standing Committees	76
	2.	Independence of Committee Members	76
	3.	Committee Agendas	77
	4.	Assignment and Rotation of Committee Members	77
	5.	Frequency and Length of Committee Meetings	77
VII.	Director Independence		77

I.      Role of Board of Directors

The Board of Directors of ITT Industries, Inc., an Indiana corporation, is elected by the Company’s shareholders to oversee the actions and results of management. In discharging its responsibilities, the Board of Directors will act in the best interests of the Company and its shareholders. Indiana law also provides that the Board of Directors may consider, among other pertinent factors, the effect of its actions on the Company’s employees, customers, suppliers and communities in which the Company operates.

The Board of Directors sets policy for the Company and advises and counsels the Chief Executive Officer and senior executives who manage the Company’s business and affairs.

The Board of Directors is responsible for reviewing and approving the Company’s long term strategies, significant investments in new businesses, joint ventures and partnerships and significant business acquisitions including assessment of balance sheet impacts and other financial matters. The Board of Directors also reviews the Company’s operating plans and capital, research and development and engineering budgets.

The Board of Directors is responsible for assuring that:

•	There is continuity of leadership;

•	Management develops sound business strategies;

•	Adequate capital and managerial resources are available to implement the business strategies adopted;

•	The Company’s systems of financial and internal controls are adequate;

•	The Company’s businesses are conducted in conformity with applicable laws and regulations; and

•	The assets of the Company and its subsidiaries are utilized most effectively and capital expenditures and appropriations are reviewed.

II.      Board of Directors Selection and Composition

Directors of the Company shall be persons of integrity, with significant accomplishments and recognized business stature, who will bring a diversity of perspectives to the Board of Directors. The Board has responsibility for reviewing its membership on a regular basis to assure that it possesses appropriate skills and characteristics. The Board of Directors shall consider all relevant facts and circumstances in evaluating the independence of its members from management. Immaterial business transactions conducted in the ordinary course of business shall not be determinative of the issue of independence.

1.      Membership Criteria

Board members should possess such attributes and experience as are necessary to provide a broad range of personal characteristics including diversity, management skills, and technological, business and international experience.

2.      Service on Other Boards

Directors must be able to devote the requisite time for preparation and attendance at regularly scheduled Board and Board Committee meetings, as well as be able to participate in other matters necessary for good corporate governance. Directors who are chief executive officers of publicly-traded companies shall not serve on more than two public company boards in addition to service on their own board. Other Directors shall not serve on more than four boards of publicly-traded companies.

3.      Inside and Outside Directors

A majority of the Board of Directors shall be composed of independent directors. An explanation of the independence standard used by the Company is included as part of these Governance Principles.

a.      Independence

1.	All members of the Audit, Compensation and Personnel, and Nominating and Governance Committees shall be independent from management.

b.      Former Chief Executive and other Senior Officers

If the Chief Executive Officer or other senior officer resigns or tenders a resignation to the Company, he or she should simultaneously tender a resignation from the Board of Directors. The full Board will consider and decide upon the resignation. A former Chief Executive Officer or other senior officer will not be considered independent.

c.      Change of Outside Director’s Current Position

Outside Directors should submit a resignation to the Chairman of the Company if there is a material change in their principal occupation or affiliation, including retirement. There should be an opportunity for review of the continued appropriateness of membership on the Board of Directors in this situation, and a determination should be made as to whether or not to accept the resignation.

d.      Employee Directors

In normal circumstances, only the Chief Executive Officer of the Company shall be a member of the Board of Directors. The Board of Directors may choose to elect another senior officer(s) to the Board in appropriate situations.

III.      Board Operation and Structure

1.      Private Sessions of Outside Directors

Outside Directors (those not employed by the Company) shall meet privately on a regular basis during the year. The outside Directors will then brief the Chief Executive Officer regarding the private session discussions.

2.      Board of Directors Performance Assessment

The Board of Directors will maintain formal mechanisms to annually assess its contribution in governing the Company in order to enhance its performance. The Board members will use surveys to query individual directors about their observations and recommendations as part of regular board and committee assessments. Results of the assessment will also be used in evaluating skills and attributes desired in potential director candidates.

3.      Term Limits; Retirement Age

The Board of Directors has not established term limits. The Board of Directors believes long-term, experienced Directors provide continuity of leadership, perspective and understanding of the complex businesses of the Company. However, no Director shall stand for reelection after he or she has reached the age of seventy-two.

4.      Board Compensation Review

Senior management will periodically review the level of Company’s Director compensation in relation to director compensation of companies of comparable size, industry and complexity. Changes to compensation will be proposed to the full Board of Directors for consideration. Board compensation shall be structured to align Directors’ interests with those of the Company’s shareholders, shall be composed in part of equity compensation, and shall be at a level commensurate to compensation paid to directors of companies of comparable size, industry and complexity.

5.      Board Interaction with Institutional Investors, the Press, or Other Third Parties

Interactions with institutional investors, the press or other third parties are best handled by designated management representatives and the Chairman and Chief Executive Officer. Directors should refer inquiries to one of the designated individuals.

6.      Director Share Ownership

The Board of Directors has established Director share ownership guidelines for outside Directors. The guidelines provide for desired ownership levels at four times the annual retainer amount, which level may be attained over a five-year period. The Chairman and Chief Executive Officer’s share ownership is subject to the share ownership guidelines for corporate officers.

7.      Coordinating Director

A coordinating Director shall be selected, from each of the Committee chairs on a rotating basis, to preside over meetings of the Board of Directors when the Chairman is not present. Interested parties may contact the coordinating Director, outside Directors as a group or an individual Director directly by submitting a letter in a sealed envelope labeled “Coordinating Director” or “Outside Directors” or with the name of a specific Director. This letter should be placed in a larger envelope and mailed to the Corporate Secretary, ITT Industries, Inc. 4 West Red Oak Lane, White Plains, NY 10604 USA. The Corporate Secretary will forward the sealed envelope to the designated recipient.

8.      Director Orientation and Continuing Education

The Board of Directors has established several channels for providing Directors with information about the Company and their responsibilities as Directors. New Board members participate in a director orientation program when they join the Company’s Board. Board members are also provided opportunities for continuing education. Directors regularly receive corporate governance periodicals and are encouraged to attend continuing education courses of the Directors choosing. The Company pays for all expenses incurred by the Director with respect to such continuing education.

9.      Board Authority to Hire Advisors, Counsel or Experts; Consultation with Management

The Board of Directors is expressly authorized to retain outside counsel, independent advisors or other experts and, as necessary, consult with any members of management to assist the Board of Directors in fulfilling its responsibilities.

IV.	Meeting Procedure

1.      Selection of Items for Board Agenda

The Chairman of the Board establishes the Board agenda for Board meetings. Agenda items include those items required for necessary corporate governance and operational oversight such as strategic plans and budgets. All Directors are encouraged to suggest topics for the agenda.

2.      Board Material Distributed in Advance

Information and materials that are important to the Board’s understanding of the agenda items and business related topics will be distributed sufficiently in advance of the meeting to permit prior review. Management should structure material provided to the Board of Directors to assure it is concise and to the point. Highly confidential or sensitive maters may be presented and discussed without prior distribution of background material. It is desired that material be distributed one calendar week prior to the Board meeting.

3.      Board Meeting Frequency and Schedule

Board of Director meetings shall be held approximately every other month. Scheduled meetings shall be determined sufficiently in advance to accommodate Directors’ calendars. Telephonic and special meetings shall be held as necessary.

4.      Annual Corporate Strategy Meeting

The Company’s strategic plan, operating budget and research and development plans shall be discussed with the Board of Directors at least once each year.

5.      Board Presentations and Management Attendees

Management presentations and participation are encouraged to allow Directors to gain additional understanding and insight into the Company’s businesses and related issues, and to obtain exposure to high potential senior managers. In addition, selected management representatives will function as liaisons for each of the Board committees for which they have subject matter expertise.

V.      Board Leadership and Relationship to Senior Management

1.      Selection of Chairman and Chief Executive Officer

The Board of Directors is responsible for selecting the Chairman of the Company and the Chief Executive Officer. The Board of Directors will make this selection in the manner and utilizing the criteria it feels best serves the Company. The Chief Executive Officer is accountable to the Board of Directors for the overall performance of the Company.

2.	Board Involvement with regard to Compensation Matters for the Chief Executive Officer and other Senior Management

The Board will be provided with a thorough annual review with respect to compensation matters for the Chief Executive Officer; Chief Operating Officer (if applicable); Chief Financial Officer; General Counsel; Senior Human Resources Officer; Treasurer; Corporate Relations Director and Management Company Presidents. The Board of Directors will be apprised with respect to compensation actions for the remaining corporate officers.

3.      Formal Evaluation of Chief Executive Officer

Outside Directors, as part of the Compensation and Personnel Committee responsibilities, will perform an annual evaluation and set objectives for the Chief Executive Officer’s performance. The evaluation will include objective criteria including business performance, accomplishment of long-term goals and development of management succession plans and such other matters deemed pertinent to performance. The Chief Executive Officer will be provided with specific goals for the ensuing year. The full Board of Directors shall be apprised annually of such matters. (One Director shall be selected by the Board of Directors to meet with the Chief Executive Officer to review the evaluative process.) Results of the annual evaluation will affect the Chief Executive’s annual compensation.

4.      Succession Planning

The Chief Executive Officer, working with the Board of Directors, is responsible for developing and maintaining a process for succession planning with respect to the position of Chief Executive Officer and other key corporate officers and advising the Board. The Chief Executive Officer will report annually to the Board of Directors on succession planning for the Chief Executive Officer and senior management positions, including a discussion of assessments, leadership development plans and other relevant factors.

5.      Management Development

Management development programs for senior level positions should be discussed regularly with the Board of Directors by the Chief Executive Officer or his designee.

VI.      Board Committees

1.      Number, Structure and Jurisdiction of Standing Committees

There are currently four standing committees: Compensation and Personnel, Audit, Corporate Responsibility, and Nominating and Governance. Other committees may be established from time to time by a resolution passed by the majority of the Board of Directors. Jurisdiction for each standing Committee is described in the respective Committee charter.

2.      Independence of Committee Members

Members of the Audit, Compensation and Personnel, and Nominating and Governance Committees shall be independent Directors.

3.      Committee Agendas

The Chair of each Committee, in consultation with the Chief Executive Officer, Corporate Secretary and management liaison establishes the Committee Agenda.

4.      Assignment and Rotation of Committee Members

Committee chairs and membership should be rotated periodically to provide fresh points of view. Committee Chairs and members will be reviewed and approved by the full Board of Directors.

5.      Frequency and Length of Committee Meetings

The Committee Chair, in consultation with Committee members, the Chief Executive Officer and the management liaison, will set the frequency and length of Committee meetings.

VII.      Director Independence

An independent Director is one who is free of any relationship that would interfere with the exercise of independent judgment and, within the last 5 years:

1.	Has not been employed by the Company in an executive capacity.

2.	Has not been an advisor or consultant to the Company and has not been affiliated with a company or firm that is an advisor or consultant to the Company.

3.	Has not been affiliated with a significant customer or supplier of the Company.

4.	Has not had a personal services contract with the Company.

5.	Has not been affiliated with a tax-exempt entity that receives significant contributions from the Company.

6.	Has not been a familial relative of any person described above.

7.	Has not been part of an interlocking directorate in which an executive officer of the Company on whose board the Director serves is a member of the compensation committee of the company that employs the Director.

Appendix II

ITT Industries, Inc.

Audit Committee Charter

I.      Purpose

a.	The Board of Directors and the Audit Committee represent the Company’s shareholders. The Audit Committee reports regularly to the full Board. The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee management’s conduct of the Company’s financial reporting process. This includes oversight and review of:

i.	Financial reports, including financial information provided by the Company to any governmental or regulatory body, the public, or other persons who may use this financial information.

ii.	The Company’s systems of internal accounting and financial controls.

iii.	The annual independent audit of the Company’s financial statements.

b.	The Company’s independent auditor is directly responsible to the Board and the Audit Committee. The Audit Committee shall determine the independent auditor’s qualifications and independence and shall be responsible for the appointment, compensation and oversight work of the independent auditor in preparing or issuing an audit report or related work.

c.	The Company’s Director of Internal Audit reports to the Chair of the Audit Committee, is ultimately responsible directly to the Board and the Audit Committee, and reports on an administrative basis to the Company’s Chief Financial Officer.

d.	The Audit Committee recognizes that management is responsible for preparing the Company’s financial statements and that the independent auditors are responsible for auditing the Company’s financial statements.

II.      Powers

a.	The Audit Committee has the power to investigate any matter brought to its attention. The Audit Committee:

i.	Has full access to all books, records, facilities and personnel of the Company.

ii.	May retain outside counsel, auditors or other independent experts to assist the Committee in performing its responsibilities.

III.	Responsibilities of the Audit Committee and Management

a.	General guidelines and areas of responsibility of the Audit Committee are listed below. However, circumstances may require a flexible approach, and the Audit Committee has full authority to diverge from the guidelines below under appropriate circumstances. The Audit Committee shall:

i.	Subject to any action that may be taken by the full Board, on an annual basis, have the ultimate authority and responsibility to determine the independent auditor’s qualifications and independence, select (or nominate for shareholder ratification), evaluate, and where appropriate, consider the rotation or replacement of the independent auditors.

ii.	Review and discuss with management and the independent auditors and approve the audited financial statements of the Company and make a recommendation regarding inclusion of those financial statements in any public filing including the Company’s Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K), including discussion of the Company’s disclosures under Management’s Discussion and Analysis of Financial Conditions and Results of Operations.

iii.	Review and consider with the independent auditors the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61.

iv.	Review with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements. Such review shall include discussion of any material changes in accounting policies.

v.	As a whole, or through the Committee chair, review and discuss with the independent auditors the Company’s interim financial results to be included in the Company’s quarterly reports to be filed with the Securities and Exchange Commission (“SEC”) including discussion of the Company’s disclosures under Management’s Discussion and Analysis of Financial Conditions and Results of Operations. This review will occur prior to release of the Company’s earnings report or the filing of its Form 10-Q with the SEC.

vi.	Review and discuss with management the types of information to be disclosed and the types of presentations to be made with respect to the Company’s earnings press release and financial information and earnings guidance provided to analysts and rating agencies.

vii.	Monitor and discuss with management and the independent auditors the quality and adequacy of the Company’s internal controls and their effectiveness and meet regularly and privately with the Director of Internal Audit.

viii.	Annually request from the independent auditors a formal written statement delineating all relationships between the auditor and the

Company consistent with Independence Standards Board Standard No. 1. With respect to such relationships, the Audit Committee shall:

1.	Discuss with the independent auditors any disclosed relationships and the impact of the relationship on the independent auditor’s independence.

2.	Assess and recommend appropriate action in response to the independent auditor’s report to satisfy itself of the auditor’s independence.

ix.	Approve the retention of the independent auditor for non-audit services, other than tax compliance incidental to the normal auditing function, and due diligence and accounting support related to mergers, acquisitions and divestitures. Other tax related consulting and special projects and fees for any other services to be provided by the independent auditor or outsourced internal auditor must be submitted to the Audit Committee consistent with the Company’s Non-Audit Services Policy.

x.	Confirm and approve the scope of audits to be performed by the independent and internal auditors, monitor progress and review results and review fees and expenses charged by the independent auditors and any party retained to provide internal audit services.

xi.	On an annual basis, discuss with the independent auditor the independent auditor’s internal quality control procedures, any material issues raised in quality control or peer review and any investigation or inquiries by governmental or professional authorities within the preceding five years (and any steps to deal with issues raised) regarding the firms’ independent audits of other clients.

xii.	Review significant findings or unsatisfactory internal audit reports, or audit problems or difficulties encountered by the independent auditor and monitor management’s response to such findings.

xiii.	Provide oversight review and discuss with management, internal auditors and independent auditors the adequacy and effectiveness of the Company’s overall risk assessment and risk management process.

xiv.	Review its Charter at least annually and make recommendations to the Board for approval and adoption of the Charter, including any additions, deletions or modifications, as may be deemed appropriate.

xv.	Review pension plan investment performance.

xvi.	Review expense accounts of senior executives.

xvii.	Update the Board on a regular basis with respect to matters coming to its attention which may have a significant impact on the financial condition or affairs of the Company, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors and performance of the internal audit function.

xviii.	Review major issues regarding accounting principles and financial statement presentations, significant changes to the Company’s selection or application of accounting principles and major issues relating to the Company’s internal controls including any specifically required audit steps to correct identified major internal control issues. The Audit Committee shall also review management or independent auditor analyses regarding significant financial reporting issues and judgments made in preparing financial statements including analyses of alternative GAAP methods as well as the effect of regulatory and accounting initiatives and off-balance sheet structures on the Company’s financial statements.

xix.	Review all material related party transactions prior to initiation of the transaction and make recommendations to the Board of Directors for approval or disapproval.

xx.	In conjunction with the Board of Directors, evaluate the qualifications of its members and its own performance on an annual basis.

xxi.	Meet separately and privately, on a regular basis, with the independent auditors, internal auditors, and with members of management as needed.

xxii.	Establish policies regarding the employment and retention of current or former employees of the Company’s independent auditor or outsourced internal auditor.

xxiii.	With respect to complaints concerning accounting, internal accounting controls or auditing matters:

•	Review and approve procedures for receipt, retention and treatment of complaints received by the Company, and

•	Establish procedures for the confidential, anonymous submission of complaints to the Audit Committee.

xxiv.	Establish levels for payment by the Company of fees of the independent auditors and any advisors retained by the Audit Committee.

xxv.	Receive regular reports from the Chief Executive Officer, Chief Financial Officer and the Company’s Disclosure Control Committee representative on the status of the Company’s disclosure controls and related certifications, including disclosure of any significant deficiencies in the design or operation of internal controls and any fraud that involves management or other employees with a significant role in internal controls. Prepare the Report of the Audit Committee to be included in the Company’s Proxy Statement.

xxvi.	Prepare the Report of the Audit Committee for the Company’s Proxy.

b.	The Company’s financial management, including the internal audit staff as well as the independent auditors, have more time, knowledge, and more detailed information regarding the Company than do Audit Committee members. Therefore, the Audit Committee is not expected to provide any expert or special assurance as to the Company’s financial statements or any professional certification as to the work of the internal or independent auditors.

c.	The Company shall provide appropriate funds for the Audit Committee to perform its responsibilities and shall pay the compensation for any accounting firm engaged to issue an audit report or perform other audit, review or attest services, any independent counsel and any other advisor retained by the Audit Committee.

IV.      Membership and Organization

a.	Members of the Audit Committee and its Chairperson shall be designated from time to time by the Board and shall serve for such period of time as may be determined by the Board. However, the Chairperson of the Audit Committee shall not serve in that capacity for a term longer than four consecutive years.

b.	The Audit Committee shall be composed of no fewer than three members, each of whom must be independent directors as provided in the Director Independence Appendix.

c.	One-third of the members of the Committee, but not fewer than three persons, shall constitute a quorum.

d.	Action taken by the majority of the members present at a meeting at which a quorum is present and action taken by the written consent of all members shall constitute action of the Committee.

e.	Each member of the Audit Committee shall meet the requirements of the Audit Committee Policy of the New York Stock Exchange in effect from time to time, and

i.	Shall have no relationship to the Company that may interfere with the exercise of their independence from management and the Company.

ii.	Shall be financially literate or become financially literate within a reasonable period of time after appointment to the Committee.

iii.	At least one member of the Audit Committee shall have accounting or related financial management expertise.

f.	The Audit Committee shall meet at least four times a year.

g.	The members of the Audit Committee shall be designated by the Board annually and shall serve until such member’s successor is duly designated or until such member’s earlier resignation or removal. Any member of the Audit Committee may be removed from the Audit Committee, with or without cause, by a majority vote of the Board.

h.	The Chairperson of the Audit Committee shall be designated by the Board. The Secretary of the Corporation shall be the Secretary of the Audit Committee unless the Audit Committee designates otherwise.

i.	The Chairperson of the Audit Committee in consultation with Audit Committee members, the chief executive officer and the management liason shall be responsible for scheduling all meetings of the Committee and providing the Audit Committee with a written agenda for each meeting. The Chairperson shall preside at meetings of the Audit Committee.

j.	The Audit Committee shall meet as often as may be deemed necessary or appropriate, but no fewer than four times annually. The Audit Committee may ask members of management or others to attend meetings or to provide relevant information. The Audit Committee shall periodically meet in executive session absent management.

k.	The Audit Committee may delegate authority to act upon specific matters within determined parameters to a subcommittee consistent with the delegation of such powers to the Audit Committee by the Board.

l.	The Chairperson of the Audit Committee shall not serve in that capacity for longer than a four year term.

V.      Conclusion

The Audit Committee and the Board of Directors follow thoughtful business practices and exercise sound, independent business judgments in carrying out their responsibilities. This Charter is not intended to expand the liability exposure of the Audit Committee or the Board, or the members of either. The Audit Committee and the Board of Directors may amend, modify, or alter the Charter or the policies and procedures utilized by the Audit Committee in carrying out its oversight and review responsibilities as circumstances may warrant.

Appendix III

ITT Industries, Inc.

Compensation and Personnel

Committee Charter

I.      Purpose

The purpose of the Compensation and Personnel Committee is to provide oversight review of compensation and benefits of the employees of the Company. The Committee evaluates and makes regular reports to the Board of Directors on matters concerning management performance, employee compensation and human resources policies, programs and plans, including management development and continuity plans, and approves employee compensation programs and benefit programs.

II.      Responsibilities

1.	Approve and oversee administration of the Company’s Executive Compensation Program, including incentive compensation plans and equity based compensation plans. In determining long-term incentives the Compensation and Personnel Committee considers the Company’s performance and relative shareholder return as well as considering, where appropriate, past compensation levels and peer company compensation practices.

2.	The Compensation and Personnel Committee will review and approve compensation matters for the Chief Executive Officer, Chief Operating Officer (if applicable), Chief Financial Officer, General Counsel, Senior Human Resources Officer, Treasurer and Director of Taxes, Director, Corporate Relations and Management Company Presidents.

The Compensation and Personnel Committee will also set annual performance objectives with respect to the Chief Executive Officer. The performance of the Chief Executive Officer will be evaluated with respect to these performance objectives and the compensation level of the Chief Executive Officer will reflect, as appropriate, the results of this evaluation.

The Compensation and Personnel Committee will provide a thorough annual review of such matters with the full Board. No communications regarding compensation matters shall be made to the above listed employees prior to this review. The Committee will also review, as appropriate, any changes to compensation matters for the officers listed above with the Board.

The Compensation and Personnel Committee will approve individual compensation actions for the remaining corporate officers.

3.	Oversee the establishment and administration of the Company’s benefit programs and severance policies, including review and approval of benefit plans, employment agreements, and change-in-control provisions.

4.	The Compensation and Personnel Committee has sole authority to select, retain, and determine the terms of engagement for independent compensation and benefits consultants and other outside counsel, as needed, to provide independent advice to the Compensation and Personnel Committee with respect to the Company’s current and proposed executive compensation and employee benefit programs.

5.	Oversee and approve the continuity planning process. Continuity discussions for the Chief Executive Officer and key managers will be reviewed with the full Board. With respect to other officers, the Committee will provide preliminary review and approval, with final continuity discussions and planning presented to the full Board of Directors.

6.	Prepare the Report of the Compensation and Personnel Committee for the Company’s Proxy.

7.	The Compensation and Personnel Committee shall review and assess its performance on an annual basis.

8.	The Compensation and Personnel Committee shall review its Charter at least annually and make recommendations to the Board for approval and adoption of the Charter, including any additions, deletions or modifications, as may be deemed appropriate.

III.	Membership and Organization

1.	The Compensation and Personnel Committee shall be composed of no fewer than four members, or a majority of the full Board whichever is less, all of whom must be independent directors as defined in the Director Independence Appendix.

2.	The members of the Compensation Committee shall be designated by the Board annually and shall serve until such member’s successor is duly designated or until such member’s earlier resignation or removal. Any member of the Compensation Committee may be removed from the Committee, with or without cause, by a majority vote of the Board.

3.	The Chairperson of the Committee shall be designated by the Board. The Secretary of the Corporation shall be the Secretary of the Board Compensation Committee unless the Committee designates otherwise.

4.	The Chairperson of the Committee shall be responsible for scheduling all meetings of the Committee and providing the Committee with a written agenda for each meeting. The Chairperson shall preside at meetings of the Committee.

5.	The Committee shall meet as often as may be deemed necessary or appropriate, but no fewer than four times annually. The Committee may ask members of management or others to attend meetings or to provide relevant information. The Committee shall periodically meet in executive session absent management.

6.	The Committee may delegate authority to act upon specific matters within determined parameters to a subcommittee consistent with the delegation of such powers to the Committee by the Board.

7.	The Chairperson of the Compensation and Personnel Committee shall not serve in that capacity for longer than a four year term.

Appendix IV

ITT Industries, Inc.

Corporate Responsibility Committee Charter

I.      Purpose

1.	The purpose of the Corporate Responsibility Committee is to review and define the Company’s responsibilities as a good corporate citizen. This includes review of legal, regulatory, intellectual property and governmental policy matters; review of compliance policies and programs; business ethics; and major claims and litigation as well as advertising and other community relations activities. The Corporate Responsibility Committee reports regularly to the Board.

II.      Responsibilities

1.	Reviews and makes recommendations concerning the Company’s roles and responsibilities as a good corporate citizen.

2.	Reviews the Company’s advertising program and other activities involving community relations, major charitable contributions and promotion of the Company’s public image.

3.	Reviews the form of Annual Report to Shareholders, Proxy Statement and related materials.

4.	Reviews the preliminary form of 10-K and Management’s Discussion and Analysis.

5.	Reviews regularly and considers the Company’s programs and policies for effecting compliance with laws and regulations involving the environment, safety and health.

6.	Meets regularly with the Company’s Corporate Compliance Officer to evaluate the adequacy and efficacy of the Company’s Code of Corporate Conduct including review of any violations of the Code.

7.	Reviews and considers the Company’s policies and efforts with respect to compliance with government contracts, international laws and regulations and export controls.

8.	Reviews and considers major claims and litigation involving the Company and its subsidiaries.

9.	Reviews ERISA Compliance.

10.	Reviews and assesses its performance on an annual basis.

11.	Reviews its Charter at least annually and make recommendations to the Board for approval and adoption of the Charter, including any additions, deletions or modifications, as may be deemed appropriate.

III.      Membership and Organization

1.	The Corporate Responsibility Committee shall be composed of at least three members.

2.	The members of the Corporate Responsibility Committee shall be designated by the Board annually and shall serve until such member’s successor is duly designated or until such member’s earlier resignation or removal. Any member of the Corporate Responsibility Committee may be removed from the Corporate Responsibility Committee, with or without cause, by a majority vote of the Board.

3.	The Chairperson of the Corporate Responsibility Committee shall be designated by the Board. The Secretary of the Corporation shall be the Secretary of the Corporate Responsibility Committee unless the Corporate Responsibility Committee designates otherwise.

4.	The Chairperson of the Corporate Responsibility Committee in consultation with the Corporate Responsibility Committee members, the chief executive officer and management liason shall be responsible for scheduling all meetings of the Corporate Responsibility Committee and providing the Corporate Responsibility Committee with a written agenda for each meeting. The Chairperson shall preside at meetings of the Corporate Responsibility Committee.

5.	The Corporate Responsibility Committee shall meet as often as may be deemed necessary or appropriate, but no fewer than three times annually. The Committee may ask members of management or others to attend meetings or to provide relevant information. The Corporate Responsibility Committee shall periodically meet in executive session absent management.

6.	The Corporate Responsibility Committee may delegate authority to act upon specific matters within determined parameters to a subcommittee consistent with the delegation of such powers to the Corporate Responsibility Committee by the Board.

7.	The Chairperson of the Corporate Responsibility Committee shall not serve in that capacity for longer than a four year term.

Appendix V

ITT Industries, Inc.

Nominating and Governance Committee Charter

I.      Purpose

The purpose of the Nominating and Governance Committee is to ensure that the Board of Directors is appropriately constituted to meet its fiduciary obligations to the shareholders and the Company. To accomplish this purpose, the Nominating and Governance Committee develops and implements policies and processes regarding corporate governance matters, assesses Board membership needs, makes recommendations regarding potential director candidates and makes regular reports to the Board of Directors.

II.      Responsibilities

1.	Evaluate the current composition, organization and governance of the Board of Directors and its Committees, determine future requirements and make recommendations to the Board for approval. The Nominating and Governance Committee is responsible for developing, annually reviewing and updating and recommending to the Board of Directors a set of corporate governance principles for the Company.

2.	Determine desired board skills and attributes and conduct searches for prospective board members whose skills and attributes reflect those desired. Identify, evaluate and propose nominees for election to the Board of Directors, consistent with criteria approved by the Board of Directors.

3.	In the event it is necessary to select a new chief executive officer of the Company, the Nominating and Governance Committee shall lead the process and may initiate evaluation, consideration and screening of potential chief executive officer candidates. The full Board of Directors has the final responsibility to select the Company’s chief executive officer.

4.	Administer the Board of Directors annual performance evaluation process including conducting surveys of director observations, suggestions and preferences.

5.	Evaluate and make recommendations to the Board of Directors concerning the appointment of Directors to Board Committees, the selection of Board Committee Chairs, Committee member qualifications, Committee member appointment and removal, Committee structure and operations and proposal of the Board slate for election at the annual meeting of shareholders, consistent with criteria approved by the Board of Directors. Consider shareholder nominees for election to the Board.

6.	Evaluate and recommend termination of membership of individual directors in accordance with the Board of Directors’ corporate governance principles, for cause or for other appropriate reasons.

7.	Coordinate and approve Board and Committee meeting schedules.

8.	Evaluate and consider matters relating to the qualifications, retirement and compensation of Directors.

9.	The Nominating and Governance Committee has sole authority to retain, determine fees and retention terms and terminate any search firm used to identify director candidates.

10.	Review and assess its performance on an annual basis.

11.	Review its Charter at least annually and make recommendations to the Board for approval and adoption of the Charter, including any additions, deletions or modifications, as may be deemed appropriate.

12.	Provide prior review and approval with respect to any senior executive officer offered a position on the board of a publicly-traded company, privately held company or similar position with a tax exempt organization to which the Company has made significant contributions or payments.

III.      Membership and Organization

1.	The Committee shall be comprised of no fewer than three members. All members of the Nominating and Governance Committee shall be composed entirely of independent directors as defined in the Director Independence Appendix.

2.	The members of the Nominating and Governance Committee shall be designated by the Board annually and shall serve until such member’s successor is duly designated or until such member’s earlier resignation or removal. Any member of the Nominating and Governance Committee may be removed from the Committee, with or without cause, by a majority vote of the Board.

3.	The Chairperson of the Committee shall be designated by the Board. The Secretary of the Corporation shall be the Secretary of the Board’s Nominating and Governance Committee unless the Committee designates otherwise.

4.	The Chairperson of the Nominating and Governance Committee in consultation with Committee members, the chief executive officer and management liason shall be responsible for scheduling all meetings of the Committee and providing the Committee with a written agenda for each meeting. The Chairperson shall preside at meetings of the Committee.

5.	The Nominating and Governance Committee in consultation with Committee members, the chief executive officer and management liason shall meet as often as may be deemed necessary or appropriate, but no fewer than three times annually. The Chairperson of the Nominating and Governance Committee in consultation with Committee members, the chief executive officer and management liason may ask members of management or others to attend meetings or to provide relevant information. The Nominating and Governance Committee shall periodically meet in executive session absent management.

6.	The Nominating and Governance Committee may delegate authority to act upon specific matters within determined parameters to a subcommittee consistent with the delegation of such powers to the Committee by the Board.

7.	The Chairperson of the Nominating and Governance Committee shall not serve in that capacity for longer than a four year term.

Directions to Tappan Hill

From Connecticut: Merritt Parkway or Interstate 95 South to Cross Westchester (287 West). At Exit 1, bear right onto Route 119 West. Just before second light, bear right onto Benedict Avenue. At fourth light, turn right onto Highland Avenue. (Street runs as Highland to the right, Prospect to the left). At first stop sign you will see Tappan Hill entrance on the left.

From New York City, West Side: West Side Highway becomes Henry Hudson Parkway, which becomes Saw Mill River Parkway. Continue north on Saw Mill to Exit 21W (119 West — Tarrytown). Turn right onto Route 119. Just before fifth light, bear right onto Benedict Avenue. Follow remaining directions from Connecticut.

From New Jersey: Garden State Parkway or Palisades Parkway to Interstate 287/87 South to Tappan Zee Bridge. After toll, take first exit, Route 9 — Tarrytown. At exit traffic light, turn right onto Broadway (Route 9 North). At fourth light, make a right onto Benedict Avenue. At second light, turn left onto Highland Avenue (street runs as Highland to the left and Prospect to the right). At first stop sign you will see Tappan Hill Entrance on the left.

VOTE BY TELEPHONE OR INTERNET OR MAIL 24 HOURS A DAY, 7 DAYS A WEEK

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Use any touch-tone telephone to vote your proxy. Have your proxy form in hand when you call. Follow the simple recorded instructions.	OR	Use the Internet to vote your proxy. Go to the website address listed above. Have your proxy form in hand when you access the website. Follow the simple instructions that appear on the computer screen.	OR	Mark, sign and date your proxy form and return it in the postage- paid envelope we have provided.

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the internet there is no need for you to mail back your proxy. Counsel has advised the Company that the internet and telephone voting procedures meet legal requirements.

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The Board of Directors recommends a vote “FOR” proposals A, B and C.

A.     Election of Directors

FOR ALL	WITHHOLD FOR ALL	EXCEPTIONS

Nominees: 01 — Steven R. Loranger, 02 — Curtis J. Crawford, 03 — Christina A. Gold, 04 — Ralph F. Hake, 05 — John J. Hamre,
06 — Raymond W. LeBoeuf, 07 — Frank T. MacInnis, 08 — Linda S. Sanford and 09 — Markos I. Tambakeras.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

B.     Ratification of appointment of Independent Auditors

FOR	AGAINST	ABSTAIN

FOR	AGAINST	ABSTAIN

C.   Approval of Amendment to the Restated Articles of Incorporation

FOR	AGAINST	ABSTAIN

(When signing as attorney, executor, administrator, trustee or guardian, give full title. If more than one trustee, all should sign.)

Share Owner sign here

Co-Owner sign here

Date:

(PLEASE SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE.)	Votes MUST be indicated (x) in Black or Blue ink

DETACH HERE You must detach this portion of the voting card      before returning it in the enclosed envelope

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ITT INDUSTRIES FOR THE ANNUAL MEETING TO BE HELD MAY 10, 2005:

The shareholder(s) whose signature(s) appear(s) on the reverse side of this proxy form hereby appoint(s) Vincent A. Maffeo and Kathleen S. Stolar, or either of them, each with full power of substitution as proxies, to vote all shares of ITT Industries common stock that the shareholder(s) would be entitled to vote on all matters that may properly come before the 2005 Annual Meeting and at any adjournments or postponements. The proxies are authorized to vote in accordance with the specifications indicated by the shareholder(s) on the reverse side of this form. If this form is signed and returned by the shareholder(s), and no specifications are indicated, the proxies are authorized to vote as recommended by the Board of Directors. In either case, if this form is signed and returned, the proxies thereby will be authorized to vote in their discretion on any other matters that may be presented for a vote at the meeting and at adjournments or postponements.

For participants in the ITT Industries Investment and Savings Plan for Salaried Employees:
The Trustee will vote the shares credited to your account in the savings plan in accordance with the specifications that you indicate on the reverse side of this form. If you sign and return the form, but do not indicate your voting specifications, the Trustee will vote as recommended by the Board of Directors. The Trustee will vote the shares for which no form has been returned in the same proportion as those shares for which it received voting specifications. The Trustee will exercise its discretion in voting on any other matter that may be presented for a vote at the meeting and at adjournments or postponements.

(Continued and to be signed on reverse side)

Mark this box to request an admission card to the meeting.	ITT INDUSTRIES P.O. BOX 11005 NEW YORK, N.Y. 10203-0005

If you agree to access future Proxy Statements and Annual Reports electronically, please mark this box.

To change your address please mark this box and correct at left.